DISTRIBUTION AGREEMENT

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

This Distribution Agreement ("Agreement") shall be effective as of 15 December, 2022 (“Effective Date”) by and between:

VBI Vaccines B.V., organized under the laws of the Netherlands, with its registered office at Queen’s Tower #714, Delflandlaan 1, 1062EA Amsterdam, the Netherlands, hereinafter referred to as “SUPPLIER”,

and

Valneva Austria GmbH, CIN: [***], organized under the laws of Austria, with its registered office at Campus Vienna Biocenter 3, 1030 Vienna, Austria, hereinafter referred to as “DISTRIBUTOR”,

(Hereinafter each referred to as a “Party”, and collectively as the “Parties”).

W I T N E S S E T H:
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Whereas, SUPPLIER is engaged in the research, development and manufacture of biopharmaceutical products, including its proprietary hepatitis B vaccine PreHevbriTM (“the Product”), and is the exclusive owner or licensee of proprietary rights in such Product;

Whereas, DISTRIBUTOR and its Affiliates (as defined below) are engaged in the marketing of pharmaceutical products and have the facilities, personnel and technical expertise to market, sell, promote and distribute the Product in the Territory (as defined below); and

Whereas, SUPPLIER is willing to exclusively sell the Product in the Territory to DISTRIBUTOR, and DISTRIBUTOR is willing to acquire the Product from SUPPLIER and use its Affiliates having commercial operations in the specified countries for resale to customers in their own name and on their own account in their respective countries within the Territory, on the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, and for a limited period of time until DISTRIBUTOR has set up its ERP systems properly, DISTRIBUTOR will have the right to delegate the rights and responsibilities under this Agreement to such Affiliates,
Confidential        1

which Affiliates will purchase Product directly from SUPPLIER and resell to customers in their respective countries within the Territory, on the terms and conditions set forth below; provided, however, DISTRIBUTOR will remain liable for any breach of this Agreement by its Affiliates.

NOW, THEREFORE, in consideration for the premises and promises contained herein, the Parties, intending to be legally bound, agree as follows:
1    DEFINITIONS
For purposes of this Agreement, the following terms shall have the following meanings:
1.1    "Affiliate" means, with respect to a Party, any entity that is controlled by, controls, or is under common control with such Party. For such purpose, the term “control” means direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in an entity, or more than fifty percent (50%) interest in the income of the entity in question, or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity.
1.2    “Agreement” means this contract together with all attachments and amendments agreed upon by the Parties in writing.
1.3    “Anti-Corruption Laws” means any and all applicable local, European or other legislations/regulations regarding corruption that may be applicable to one or both Parties, including but not limited to the following legislations/regulations as amended from time to time: (a) the Criminal Law Convention on Corruption (Council of Europe), (b) the Organization for Economic Co-Operation and Development Convention on Combating Bribery of Foreign Officials in International Business, (c) the UK Bribery Act of 2010, and (d) the United States Foreign Corrupt Practices Act of 1977.
1.4    “Applicable Laws” means applicable laws, rules, and regulations, including any rules, regulations, guidelines, and other requirements of a Governmental Authority, as may be in effect from time to time, including but not limited to the Anti-Corruption Laws.
1.5    “Average Net Selling Price” or “ASP” means Net Sales in the Territory divided by total number of doses, for doses sold in the Territory during a calendar year (1 January – 31 December).
1.6    “Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Territory.
1.7    “Change of Control” means an acquisition by any third party, directly or indirectly, of voting securities or capital stock, or other comparable ownership interest, of a Party or its applicable Affiliate, resulting in such third party, together with its Affiliates, owning, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or capital stock, or other comparable ownership interest, of a Party.
"Confidential Information" means any trade secrets, confidential data or any other confidential information, whether oral or written, relating to the other Party’s past, present and/or future efforts in research, development, manufacturing, and business activities that is disclosed to or obtained by the receiving Party in connection with, and during the Term of, this Agreement.
1.8    “DAP” means Delivery At Place to DISTRIBUTOR’s or its Sub-Contractor’s designated warehouse in the United Kingdom, in accordance with the ICC Incoterms 2020, International Rules for the Interpretation of Trade Terms, ICC Publication No. 723E.
1.9    "DDP" means Delivered Duty Paid To DISTRIBUTOR’s or its Sub-Contractor’s designated warehouse(s) in each respective country of the Territory, except the United Kingdom, in accordance with the ICC Incoterms 2020, International Rules for the Interpretation of Trade Terms, ICC Publication No. 723E.
1.10    “Designated Wholesaler” means an Affiliate or a third-party logistics service provider contracted by the DISTRIBUTOR, its Affiliates or its Sub-Contractors for storage and/or physical distribution services of the Product within the Territory, listed in ANNEX I as from time to time updated.
1.11    "Effective Date" means the date of this Agreement as designated in the preamble to this Agreement on the first page.
1.12    “Expected Average Selling Price” or “EASP” means an estimate defined by the Parties at the beginning of each calendar year based on the previous year’s ASP.
1.13    “GDP” means, as relevant to the Product, the then-current good distribution practices and similar rules, regulations and guidelines, as amended from time to time, applicable to the proper handling, transport, storage, importation, marketing, promotion, sale and distribution of pharmaceutical products in the Territory, including but not limited to the then-current guidelines on good distribution practice published by the European Commission in accordance with Article 84 of the Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001 on the Community code relating to medicinal products for human use (as amended) (i.e: as of the Effective Date, the Guidelines of 5 November 2013 on Good Distribution Practice of Medicinal Products for Human Use).
1.14    “GMP” means, as relevant to the Product, the principles and guidelines of good manufacturing practice as contained in the Commission Directive 2003/94/EC, of 8 October 2003, laying down the principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use, as such principles and guidelines are interpreted and expanded in “The Rules Governing Medicinal Products in the European Community, Volume IV. Good Manufacturing Practice for Medicinal Products”.
1.15    "Governmental Authority" means and includes all governmental and regulatory bodies, agencies, departments or entities, whether or not located in the Territory, having jurisdiction over the marketing authorization, pricing, reimbursement, importation, promotion, distribution and/or sale of the Product in the Territory.
1.16    “In-Market Sales Tax” means all forms of statutory taxation, duties, levies and fees imposed, assessed or enforced by any local, municipal, governmental, state, federal or other body or Governmental Authority in any of the respective countries within the Territory on DISTRIBUTOR’s commercialization and distribution of the Products.
1.17    "Intellectual Property Rights" means and includes all copyrights, designs, databases, mask works, patents, Trademarks, Confidential Information, trade secrets, trade names, Know How and other proprietary rights, and all registrations and applications therefor, which SUPPLIER may at any time own, control, adopt, use, license or register, with respect to the Product or its business, to the extent such rights are enforceable by Applicable Laws.
1.18    “Know How” shall mean any and all materials, information, experience and data, formulae, procedures, results and specifications, regulatory filings and clinical and pre-clinical data, in written or electronic form, which are related to the Product, including, but not limited to the composition and chemical, structural, toxicological, physical and environmental characteristics of Product including any process information relating to the manufacturing thereof; all conclusions, opinions, advice and reports needed to comply with all appropriate laws and regulations pertaining to the Marketing Authorization, the manufacturing, the marketing and the distribution of Product, such as analytical specifications, test methods, stability test methods and the necessary reference standards and disclosed by SUPPLIER to DISTRIBUTOR in connection with this Agreement.
1.19    "Marketing Authorization" the European marketing authorization referenced EU/1/22/1641/001, and the UK MHRA marketing authorization referenced PLGB 54272/0001, as such marketing authorizations may be modified from time to time.
1.20    “Net Sales” means the gross amount received by DISTRIBUTOR or Affiliates for sales, and other dispositions of the Product less (i) all trade, quantity, and cash discounts actually allowed, (ii) all credits and allowances actually granted due to rejections, returns, billing errors, recalls, rebates, charge-backs and retroactive price reductions.
1.21    "Person" means and includes any agency, association, company, individual, or other entity regardless of the type or nature thereof.
1.22    "Pricing Approval(s)" means any approval or authorization of any Governmental Authority establishing a pricing scheme and/or health insurance reimbursement scheme for the Product or any of them in the Territory, but excluding Marketing Authorization.
1.23    “Product” shall mean the product manufactured by or on behalf of SUPPLIER, for the indication(s) and application(s) specified in the approved Summary of Product Characteristics, in ready to-sell-form, filled, labelled, controlled and released to the applicable market within the Territory, as further set forth in ANNEX A.
1.24    “Quality Agreement” means the agreement between the Parties, or between the applicable Affiliates of SUPPLIER and DISTRIBUTOR that sets out the quality assurance standards and responsibilities pertaining to this Agreement and the Products, incorporated herein by reference hereto.
1.25    “Reasonable Commercial Efforts” means (a) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances and, in any event, no less effort than that which would be reasonably expected of a third party company with similar resources and experience as such Party; and (b) with respect to any objective relating to the commercialization and distribution of the Product by DISTRIBUTOR, the application by DISTRIBUTOR, consistent with the exercise of its prudent commercial and business judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts DISTRIBUTOR would devote to any other product.
1.26    “Sales Tax” shall mean value added tax (“VAT”).
1.27    “Start Date” shall mean the specific dates set forth in ANNEX I whereby SUPPLIER appoints DISTRIBUTOR as SUPPLIER’s exclusive distributor in accordance with Section 2.1.1 below.
1.28    "Sub-Contractor" means 1) the Affiliates of DISTRIBUTOR listed in ANNEX I or any other Affiliate that has commercial operations in the specific countries within the Territory, which Affiliates shall be appointed as Sub-Contractors by DISTRIBUTOR as soon as DISTRIBUTOR has completed the development and implementation of appropriate ERP systems, or 2) third parties that have been appointed by DISTRIBUTOR and approved by SUPPLIER pursuant to Section 2.2.2, to promote, market and distribute the Product in the Territory. For clarity, a Designated Wholesaler (as defined above) shall not be included in the definition of a “Sub-Contractor”.
1.29    “Tax” or “Taxes” means all forms of taxation and all withholdings, duties, imposts, levies, and social security contributions imposed, assessed or enforced by any local, municipal, governmental, state, federal or other body or authority in the Netherlands, the Territory or elsewhere, in all cases being in the nature of taxation and any interest, penalty, surcharge or fine in connection therewith.
1.30    “Tax Authority” means any taxing, revenue or other authority competent to impose or collect any liability to Tax.
1.31    “Term” means the term of this Agreement as determined in accordance with Section 17.1.
1.32    “Territory” shall mean the countries set forth in ANNEX B of this Agreement.
1.33    “Trademarks” means the word and design marks, and corresponding registrations applicable to the Territory, owned by, or licensed to SUPPLIER (with the right to sublicense), solely pertaining to the Product, which Trademarks are listed in ANNEX A.
1.34    “Trade Secret” means information:
(a)    which is secret in the sense that it is not, as a body or in the precise configuration and assembly of its components, generally known among or readily accessible to persons within the circles that normally deal with the kind of information in question;
(b)    it has commercial value because it is secret; and

(c)    it has been subject to reasonable steps under the circumstances, by the person lawfully in control of the information, to keep it secret.
1.35    “Transfer Taxes” means all stamp, registration, transfer taxes or their equivalents (excluding for the avoidance of doubt, any corporate income tax, income tax or capital gains tax or similar Tax and any Sales Tax).

In this Agreement, unless a contrary intention appears, the singular shall include the plural, each gender shall include each other gender and the terms "include" and "including" shall be construed without limitation.
2    GRANT OF RIGHTS
2.1    Exclusive Distribution and Supply
2.1.1    Distribution License Rights. Subject to the terms and conditions of this Agreement, and with effect from the Start Date(s), SUPPLIER hereby grants to DISTRIBUTOR, and DISTRIBUTOR accepts, an exclusive license (subject to SUPPLIER’s retained rights in Section 2.1.2) under the Intellectual Property Rights to distribute, market, promote and sell the Product in the Territory under this Agreement. Such right being exclusive shall mean that SUPPLIER will not during the Term hereof (1) grant rights to distribute, market, sell and import the Product in and to the Territory to any other Person, nor (2) directly or indirectly through Affiliates distribute, market, sell and import the Product in and into the Territory.
2.1.2    DISTRIBUTOR’s First Right of Refusal. SUPPLIER shall grant to the DISTRIBUTOR, or its Affiliates’, the first right of refusal to enter into a distribution agreement for the distribution, marketing, promotion and sale of the Product in and into Austria, Canada and/or France (including DOM-TOM). The SUPPLIER shall provide written notice to DISTRIBUTOR of its intent to engage a Person, or sell itself, within Austria, Canada and/or France (incl. DOM-TOM) and the Parties shall not later than within [***] calendar days thereafter meet and negotiate a distribution agreement with similar terms and conditions as this Distribution Agreement, for the relevant country, with the aim of finalizing such distribution agreement withing [***] calendar days following such notice.
2.1.3    No Other License. Neither Party grants to the other any rights or licenses, implicit or otherwise, to its products or under its intellectual property rights, including but not limited to its patents, trademarks, and know how, other than those expressly set forth in this Agreement.
2.1.4    Appointment of Distributors Outside the Territory. DISTRIBUTOR acknowledges that SUPPLIER may grant exclusive marketing rights for the Product to other Persons in countries outside the Territory or that SUPPLIER may retain exclusive marketing rights for itself or its Affiliates for the same purpose. It is however understood, that by operation of law, restrictions on passive sales which includes the sale of the Product over the internet, may not be permitted and that DISTRIBUTOR shall not be entitled to receive any compensation for such sales in the Territory by any other distributor.
2.1.5    Exclusive Supply. During the Term, DISTRIBUTOR shall purchase all of its requirements of the Product for the Territory from SUPPLIER or any party designated by SUPPLIER for this purpose.
2.2    Delegation and Sub-distribution Rights
2.2.1    Appointment. DISTRIBUTOR shall have the right to delegate its rights and responsibilities under this Agreement, and/or appoint Sub-Contractor(s) to market, promote and distribute Product in the countries of the Territory pursuant to the licenses granted herein and in accordance with this Section 2.2. The Parties agree and acknowledge that, until DISTRIBUTOR has completed the development and implementation of appropriate ERP systems, DISTRIBUTOR will, and shall have the right to delegate its rights and obligations under this Agreement to its Affiliate having commercial operations in the specified countries within the Territory whereby such Affiliate(s) shall have the right to purchase Product directly from SUPPLIER, in Euros (EUR) for resale to their customers in their respective countries. The approximate estimated time for the development and implementation of such ERP systems is [***] months after the Effective Date of this Agreement. DISTRIBUTOR agrees and acknowledges that Affiliate will comply with all applicable laws in the Territory and procure all necessary permits, to the extent applicable, to perform its role hereunder.
2.2.2    Sub-Contractor Notification and Approval. Except for the Affiliates and Sub-Contractors listed in ANNEX I, DISTRIBUTOR shall notify SUPPLIER in writing of the identity of any other Sub-Contractor, and except for any Affiliate, shall request SUPPLIER’s prior written approval for any other third-party Sub-Contractor. SUPPLIER shall not unreasonably withhold, deny or condition such approval and shall either grant or deny such approval in writing within [***] calendar days from receipt of a written request from DISTRIBUTOR, which request shall include, at SUPPLIER's request, background information on such third-party Sub-Contractor. The addresses used for this communication are defined in ANNEX J.
2.2.3    Liability for Performance of Sub-Contractors. DISTRIBUTOR shall remain solely responsible and liable to SUPPLIER for the performance of this Agreement by its Affiliates, Sub-Contractors and Designated Wholesalers.
2.3    Trademarks and Trade Name Use
2.3.1    Trademark Freedom to Operate. SUPPLIER agrees that neither SUPPLIER nor its Affiliates shall assert any trademarks or trade names owned or controlled by SUPPLIER or its Affiliates based on DISTRIBUTOR´s or its Affiliates’ or Sub-Contractor(s)´ commercialization of the Product provided any use is compliant with the terms and conditions of this Agreement including that the use shall be consistent with standards for trademark use that are generally accepted within the pharmaceutical industry.

2.3.2    Additional Trademarks. SUPPLIER shall have the right to select additional Trademarks and register them at its expense, and such Trademarks shall be owned by SUPPLIER and added to ANNEX A, initially as secondary Trademarks. If (i) a Governmental Authority does not approve the then-current primary Trademark indicated on ANNEX A, (ii) a third party asserts that such Trademark infringes its trademarks, (iii) such Trademark is successfully opposed by a third party, (iv) a petition to cancel such Trademark is filed by a third party, (v) there is an infringement of such Trademark by any third party against which SUPPLIER does not enforce its rights pursuant to Section 12.3, or (vi) there is a bona fide issue with such Trademark which is supported by an opinion of DISTRIBUTOR's outside trademark attorneys, then SUPPLIER shall designate one of the secondary Trademarks (as indicated on ANNEX A) as a replacement primary Trademark. If there are no remaining secondary Trademarks, DISTRIBUTOR shall have the right to select another trademark of its choosing after having received the written consent of SUPPLIER. Any such trademark selected by DISTRIBUTOR shall be registered in the name of SUPPLIER, at SUPPLIER's expense, shall be added as a Trademark to ANNEX A and shall be owned by SUPPLIER.
2.3.3    Trademark Use in Materials. Subject to the terms and conditions of this Agreement, DISTRIBUTOR shall use or have used the Trademarks related to the Product indicated in ANNEX A, and no other trademarks or trade names, in connection with its marketing, promotion, sale and distribution of the Product in the Territory, unless otherwise agreed by the Parties and provided, however, that DISTRIBUTOR may use its own trademarks and trade names on brochures and other promotion materials to identify itself as the distributor of the Product. DISTRIBUTOR agrees to provide copies of all such materials to SUPPLIER for Trademark use review and approval prior to publication and distribution. SUPPLIER agrees that its approval of such materials will not be unreasonably withheld. The Parties agree that SUPPLIER will be deemed to approve any such materials if it does not respond to DISTRIBUTOR within [***] calendar days after having received said materials. The addresses used for this communication are defined in ANNEX J.
2.3.4    Trademark Use Undertakings. DISTRIBUTOR's use of the Trademarks related to the Product in ANNEX A shall be consistent with standards for trademark use that are generally accepted within the pharmaceutical industry. DISTRIBUTOR shall in particular (1) not use Trademarks in a manner which would bring into disrepute the Trademarks or the trade name of SUPPLIER; (2) avoid in any case the use of the Trademarks as generic names; and (3) report to SUPPLIER all matters which, to the best of its knowledge, may affect the validity of the Trademarks, including any imitations of Product or infringements of the Trademarks and report them without unreasonable delay to SUPPLIER.
2.3.5    Trademark Audit Right. SUPPLIER shall have the right to audit DISTRIBUTOR's use of the Trademarks related to the Product in ANNEX A. DISTRIBUTOR shall remedy any non-compliant use identified by SUPPLIER as soon as is possible using commercially reasonable efforts after notification by SUPPLIER.
2.4    Wholesale License and Import License
2.4.1    Wholesale License. DISTRIBUTOR shall ensure that it, and its Sub-Contractors, holds and shall maintain, throughout the term of this Agreement and for a period of six (6) months thereafter, a wholesale license or adequate license issued by the applicable authority of the Territory granting DISTRIBUTOR permission to store, distribute, market and sell medical products including vaccines at its own cost and expenses. A copy of such license is attached to this Agreement as ANNEX F.
2.4.2    Loss of License. DISTRIBUTOR shall immediately inform SUPPLIER of the loss or the threat of loss of its, or any of its Sub-Contractor’s loss of wholesale license. The failure of DISTRIBUTOR to maintain its wholesale license in a country within the Territory shall give SUPPLIER the right, in its sole discretion, to terminate this Agreement with regard to such country, in accordance with Section 17.2, with [***] calendar days prior written notice, unless DISTRIBUTOR has cured every such diligence infringement within that [***] calendar day period.
2.4.3    Import License and QP Release. SUPPLIER shall obtain at its own costs any import licence or other authorization and carry out under its responsibility, where applicable, all customs formalities required to import Product in and into the Territory that are specific to Product. For clarity, SUPPLIER shall provide DISTRIBUTOR with Product in ready-to sell form, released for the EU and UK market by the SUPPLIER Qualified Person. Notwithstanding the foregoing, DISTIBUTOR or its Affiliate in the United Kingdom shall ensure import license and customs formalities in accordance with DAP.
3    NON-COMPETITION COVENANTS
3.1    No Active Sales in other Territories. DISTRIBUTOR covenants not to actively sell the Product or to establish or maintain branches, sales offices or distribution depots, set up subsidiaries or maintain deposits for the purpose of the sales of the Product in any countries outside the Territory allocated to another distributor, to SUPPLIER or any of its Affiliates for the exclusive distribution of the Product. The Parties understand that fulfilling orders made over the internet or unsolicited orders received from customers outside the Territory is permitted under EU competition law and is not prohibited hereunder.
3.2    No Manufacturing or Distribution of Competing Products. During the term of this Agreement, but in no event for a period of more than [***] years from the Effective Date of this Agreement, DISTRIBUTOR will not, without the written consent of SUPPLIER, physically distribute, sell or promote in the Territory any pharmaceutical products that directly compete with the Product in ANNEX A, that are generically substitutional to the Product and sold for the same indications as the Product in ANNEX A (“Competing Product”).

4    MARKETING AND PROMOTION
4.1    Diligent Marketing Efforts
4.1.1    Diligent Efforts. DISTRIBUTOR shall ensure that its Sub-Contractors use Reasonable Commercial Efforts to promote, sell, and distribute the Product within the Territory, at their own expense. Such efforts shall include but not be limited to professional sales calls on target medical audiences (e.g. physicians, hospitals, pharmacists), advertising the Product in appropriate media and participating in trade shows, conferences, expositions, and promotional seminars, all with due consideration for the local marketing environment in the Territory.
4.1.2    Medical Affairs. The Parties agree that both DISTRIBUTOR and SUPPLIER may both employ (directly or via its Sub-Contractors) medical affairs personnel in some or all of the countries in the Territory. In such cases, DISTRIBUTOR and SUPPLIER will jointly create an annual Medical Affairs plan, to be reviewed at least quarterly, in each specific country in the Territory, which details the activities and responsibilities of the Parties’ respective medical affairs personnel.
4.1.3    Offices and Personnel. DISTRIBUTOR shall ensure that its Sub-Contractors maintain offices adequate to market and support the Product within the Territory and retain and have at their disposal sufficient and adequate staff of trained and qualified personnel to perform their respective obligations under this Agreement.
4.1.4    Compliance. DISTRIBUTOR shall ensure that its Sub-Contractors conduct their marketing activities in accordance with Applicable Law and in accordance with appropriate or applicable standards of pharmaceutical product promotional practices, fair trade, fair competition and business ethics.
4.1.5    Product Launch. DISTRIBUTOR shall launch, i.e. actively promote the Product in the Territory (“Launch”) as soon as reasonably possible, but not later than [***] calendar months for Sweden, Finland, Denmark, Norway, Belgium, and the Netherlands from the Effective Date, and not later than [***] calendar months from the Effective Date for the UK. DISTRIBUTOR shall promptly inform SUPPLIER of the proper date of the Launch (“Launch Date”).
4.1.6    Diligence Failure. Failure to meet DISTRIBUTOR’s diligence obligations, as set forth in this Section 4.1 shall give SUPPLIER the right, in its sole discretion, with [***] calendar days prior written notice (if DISTRIBUTOR has failed to cure either such diligence obligation within such [***] calendar day period), to either (i) terminate the Agreement, in accordance with Section 16.2; or (ii) appoint additional distributor(s) for the Territory or parts thereof, and convert the exclusive licenses of Section 2.1.1 and 2.3.1 into non-exclusive licenses.
4.2    Distribution
4.2.1    Inventory. DISTRIBUTOR shall at all times maintain a stock of Product so as to adequately serve and fulfill the normal and reasonably foreseeable sales of Product within the Territory, however such stock not to be less than [***] month’s supply of Product. In particular, DISTRIBUTOR or its Sub-Contractors shall maintain suitable premises for the storage and handling of Product and shall assure proper storage and handling of Product in accordance with Good Distribution Practice (GDP) standards and Product requirements as set forth in the Marketing Authorization.
4.2.2    Distribution. DISTRIBUTOR shall ensure that the Product is adequately packaged for shipment and distribution within the Territory. DISTRIBUTOR shall ensure that its Designated Wholesalers use suitable transport systems and handle Product in accordance with Good Distribution Practice (GDP) standards and Product requirements.
4.2.3    Alterations. DISTRIBUTOR shall ensure that the Product is distributed, sold, promoted, marketed and advertised in the form and with the labeling or marking designated by SUPPLIER and in accordance with the applicable regulations in the Territory and, in particular, shall not alter, remove, or deface any Trademark without the written approval of SUPPLIER.
4.3    Promotional Materials
4.3.1    Promotional Materials. DISTRIBUTOR may develop sales literature, product descriptions, sales aids and advertising and promotional materials (collectively "Promotional Materials") from background information and materials provided by SUPPLIER, provided however, that all costs and expenses incurred by DISTRIBUTOR in the preparation and distribution of such sales literature and promotional materials shall be borne solely by DISTRIBUTOR.
4.3.2    Provision of Promotional Materials. To the extent that it is legally and contractually permitted to do so, SUPPLIER will share with DISTRIBUTOR Promotional Materials developed and used by SUPPLIER, its other distributors or licensees in respect of each Product as soon as practicable; and hereby grants to DISTRIBUTOR a royalty free, non-exclusive license during the Term to reproduce and/or adapt the Promotional Materials solely for the purpose of promoting the Product in the Territory, provided that DISTRIBUTOR shall bear all costs of reproducing and/or adapting such Promotional Materials.
4.3.3    Copyright. DISTRIBUTOR shall retain the copyright in any Promotional Material developed by DISTRIBUTOR and any adaptation of the Promotional Materials provided by SUPPLIER (the "DISTRIBUTOR Promotional Materials"). DISTRIBUTOR shall promptly notify SUPPLIER of any claims or objections where its use of the DISTRIBUTOR Promotional Materials in connection with the marketing, support or service of the Product may or does infringe the copyrights, patents, trademarks or other proprietary rights of another Person.
4.3.4    Compliance and Approval. DISTRIBUTOR shall ensure Promotional Materials comply with the Marketing Authorization, all Applicable Laws and all other applicable rules and regulations in the Territory. DISTRIBUTOR shall submit Promotional Materials to SUPPLIER for review and approval, in sufficient advance to allow SUPPLIER to verify if such Promotional Materials comply with SUPPLIER’s global branding strategies and the relevant Marketing Authorization. DISTRIBUTOR shall, at its own risk, cost and expense, translate Promotional Materials into the English language or certify in writing that any Promotional Material in a local language is a correct translation of the Promotional Material provided by SUPPLIER and that the translation was made by a certified translator. SUPPLIER shall provide comments or approval within fifteen (15) Business Days from receipt of a complete submission. If SUPPLIER does not give approval or comments within that fifteen (15) Business Day period, such Promotional Material shall be deemed approved.
5    AUTHORIZATIONS, PHARMACOVIGILANCE, COMPLAINTS, RECALLS AND ESCALATIONS
5.1    Regulatory and Pricing Approval
5.1.1    No Marketing of Product without Marketing Authorization. Except to the extent permitted by Applicable Law and approved in writing by SUPPLIER, DISTRIBUTOR shall not market, promote, offer for sale or sell any Product unless and until the appropriate Marketing Authorization in respect of the Product has been obtained. DISTRIBUTOR shall transport, store, market, promote, offer for sale or sell and distribute the Product in accordance with the Marketing Authorization.
5.1.2    Marketing Authorization and Interactions with Governmental Authorities. SUPPLIER undertakes that it holds and shall maintain, at SUPPLIER’s cost, throughout the Term of this Agreement and for a period of [***] months thereafter a Marketing Authorization necessary for the marketing and sale of the Product in the Territory. On written request by the DISTRIBUTOR, SUPPLIER shall provide DISTRIBUTOR with information in its possession which is needed for the promotion and distribution of the Product. The SUPPLIER will be in charge of the regulatory submissions required to maintain the Marketing Authorizations for the Product in the Territory. SUPPLIER shall be responsible for informing the European Medicines Agency and/or the applicable Governmental Authority in the Territory of any Stock-Out Situations to the extent required by Applicable Law, unless the Applicable Law in the Territory requires the DISTRIBUTOR to communicate with the applicable Governmental Authority regarding Stock-Out Situations, in which case DISTRIBUTOR shall inform the applicable Governmental Authority using correspondence approved by SUPPLIER. SUPPLIER shall promptly inform DISTRIBUTOR of the loss of, or on becoming aware of the threat of the loss of, its Marketing Authorization(s) in the Territory. The failure of SUPPLIER to maintain such Marketing Authorization(s) shall give DISTRIBUTOR the right, in its sole discretion, to terminate this Agreement, in accordance with Section 16.2.1, by giving [***] calendar days prior written notice to SUPPLIER, unless SUPPLIER has obtained the necessary Marketing Authorization within that [***] calendar day cure period. DISTRIBUTOR shall upon request provide assistance to SUPPLIER at DISTRIBUTOR’S cost and expense as may be reasonably required by SUPPLIER in connection with the maintenance of the Marketing Authorizations. DISTRIBUTOR shall seek SUPLIER’s approval prior to initiation of and provide SUPPLIER with prior written notice of its contacts, liaisons, discussions, meetings, and correspondence with, and submissions to, any Government Authority to the extent relating to, or otherwise affecting, the Market Authorization of the Product (“Regulatory Correspondence”) and shall provide details of what will be, and what was, covered in such Regulatory Correspondence. SUPPLIER shall have the opportunity to provide comments and advice in connection with such Regulatory Correspondence and DISTRIBUTOR shall, on request from SUPPLIER, provide SUPPLIER with details of such Regulatory Correspondence. DISTRIBUTOR shall promptly but not later than [***] Business Days from receipt of a question regarding the Product(s) from any Governmental Authority inform the SUPPLIER of such question including providing reasonable details of the question. SUPPLIER shall be responsible for responding to any such questions if permitted by the Government Authority or if not permitted by the Government Authority, DISTRIBUTOR shall respond to the Government Authority as instructed by SUPPLIER.
5.1.3    Serialization. The Parties agree and acknowledge that the Falsified Medicines Directive (Directive 2011/62/EU) as amended by Directive 2001/83/EC and the European Commission delegated regulation (EU) 2016/161 of 2 October 2015 (“Delegated Regulation”) supplementing Directive 2001/83/EC of the European Parliament and of the Council by laying down detailed rules for the safety features appearing on the packaging of medicinal products for human use (“Serialization”), apply to the sales of the Product in the Nordics, Belgium and the Netherlands, and potentially also for products supplied to the United Kingdom. The Parties shall adhere to the requirements of the Delegated Regulation and Products designated for the respective Territories where Serialization is required and Products shall include a unique identifier and all other mandatory master data as further detailed in the Delegated Regulation (e.g. 2D-Data matrix Code, Human readable). The SUPPLIER shall register and pay any and all fees associated with the Serialization of the Products at the applicable National Medicines Verification Organizations, or equivalent, running the applicable national repositories. Upon reasonable request by SUPPLIER, DISTRIBUTOR shall provide support to SUPPLIER as necessary for SUPPLIER to perform a proper root cause analysis or resolution of possible product falsifications (e.g. in connection with European Medicines Verification System alerts, triggered in the respective Territory, including but not limited to Delegated Regulation countries). The handling of potential falsifications will be further agreed upon in the Quality Agreement.
5.1.4    Pricing Approvals. DISTRIBUTOR shall be solely responsible for obtaining and maintaining Pricing Approval(s) for the sale of Product in the Territory, unless otherwise agreed by the Parties or legally required. For this purpose, SUPPLIER shall provide DISTRIBUTOR with data and documentation required for obtaining and maintaining Pricing Approval(s). This includes timely response to requests for the submission of pricing data by the local Governmental Authorities. Without prejudice to

DISTRIBUTOR’s right to grant discounts to its customers in its sole discretion, DISTRIBUTOR shall use reasonable commercial efforts to obtain Pricing Approval(s) reflecting research and development and marketing investments.
5.1.5    Ownership of Pricing Approvals. As between DISTRIBUTOR and SUPPLIER, and without limiting DISTRIBUTOR’s obligations under this Agreement, SUPPLIER shall be the sole owner of all Pricing Approval(s) for the sale of the Product in the Territory and related documentation, regardless of whether such approvals and/or documentation are in the name of DISTRIBUTOR or SUPPLIER, or any of their designees.
5.2    Manufacturing License and Batch Release
5.2.1    Manufacturing License. SUPPLIER shall be responsible, without any additional cost to DISTRIBUTOR, for securing and maintaining all necessary governmental approvals, licenses, authorisations and permissions, which may be required for SUPPLIER to manufacture (or have manufactured) the Product for distribution in the Territory. A copy of such license shall be attached to the Agreement as ANNEX M. Any renewal of such license will be sent to DISTRIBUTOR at the address given in ANNEX J. SUPPLIER shall inform DISTRIBUTOR of the loss or the threat of loss of such license immediately, however not later than twenty-four (24h) hours from knowledge thereof. The failure of SUPPLIER to maintain the manufacturing license shall give DISTRIBUTOR the right, in its sole discretion, to terminate this Agreement, in accordance with Section 16.3 below subject to the right of SUPPLIER to cure such loss within thirty (30) days.
5.2.2    Batch Release. SUPPLIER shall be responsible for securing batch release relating to Product with an European Official Medicinal Control Laboratory and where necessary, with the National Institute for Biological Standards and Control of the Medicines and Healthcare products Regulatory Agency, and shall provide DISTRIBUTOR with relevant information forms and certificates as further specified in ANNEX E. DISTRIBUTOR shall be entitled to rely upon such information forms and certificates without the necessity of performing additional testing. DISTRIBUTOR is responsible to obtain and hold all necessary regulatory registrations regarding distribution in the Territory.
5.3    Pharmacovigilance and Clinical Trials
5.3.1    Pharmacovigilance. DISTRIBUTOR shall adopt and maintain a service responsible to handle pharmacovigilance in the Territory concerning Product as detailed in the Pharmacovigilance Agreement as attached hereto as ANNEX G and any subsequent revisions of the same. The obligations of DISTRIBUTOR to forward any Safety Report to SUPPLIER (as further specified in ANNEX G) shall survive expiry or termination of this Agreement and be effective until [***] after the expiry date of the last batch of the Product distributed by DISTRIBUTOR.
5.3.2    Clinical Development. DISTRIBUTOR shall not initiate, sponsor or support any structured data collection schemes involving the Product in the Territory unless otherwise agreed to in writing by DISTRIBUTOR and SUPPLIER, including but not limited to:
(i) interventional clinical trials; and/or

(ii) non-interventional clinical studies, compassionate use/named subject use programs, or any other subject support programs.
5.4    Recalls, Technical Complaints etc
5.4.1    DISTRIBUTOR and SUPPLIER shall accept and follow the responsibilities and processes for recalls, complaints and other quality related issues as described in the Quality Agreement.
5.5    Medical Information Services
5.5.1    DISTRIBUTOR shall provide medical information services for the Product in the Territory through qualified personnel in accordance with this Agreement and as further detailed in this Section 5.5. Medical queries from the Territory received by the SUPPLIER shall be directed to DISTRIBUTOR´s Address for Medical Information Purposes as further detailed in ANNEX J.
5.5.2    Product Queries. DISTRIBUTOR shall perform the medical information services for the Product by using up-to-date and SUPPLIER approved resources (i) Summary of Product Characteristics or local equivalent (ii) English Product Questions & Answers (Q&A) document(s) and (iii) Standard Response Documents (SRDs) approved by the SUPPLIER. DISTRIBUTOR shall translate into English at its risk and expense all (i) Product medical queries outside the scope of the Summary of Product Characteristics (or local equivalent), English Product Q&A and English SRDs it receives and forward them in an anonymous form to SUPPLIER’s Address for Medical Information Purposes (ANNEX J) within [***] Business Days of receipt. The answer will be compiled in English by SUPPLIER’s respective department or med info service provider and will be sent as soon as practicable to DISTRIBUTOR, who shall be responsible for translation to the local language(s) at its risk and expense, for ensuring that answers are compliant with local laws and regulations e.g. by adding specific required information and for contacting and liaising with its customer.
5.5.3    Information Flow Between DISTRIBUTOR and SUPPLIER. SUPPLIER will provide DISTRIBUTOR with the updated English version of the English Product Q&A and English SRDs on at least a yearly basis. The English Product Q&A and SRD document(s) can be translated by DISTRIBUTOR to the local language(s) of the Territory at its own risk and expense. Every [***] months the DISTRIBUTOR shall provide SUPPLIER, in an anonymous form and in English, a summary of all Product medical queries (without DISTRIBUTOR’s reply to such queries) it has received. Such information shall be directed to the SUPPLIER’s Address for Medical Information Purposes (ANNEX J). Any newly identified safety issue relating to the Product shall be communicated promptly (but not later than within one (1) Business Day of the notifying Party becoming aware of the issue) to the other Party, and as per the terms defined in the Pharmacovigilance Agreement (ANNEX G), for review and discussion and for a decision to be made on the appropriate course of action(s) to be taken, if any.

5.5.4    Training. SUPPLIER’s respective department shall provide DISTRIBUTOR’s qualified personnel with an annual medical information training, whose form shall be at the discretion of the SUPPLIER (e.g. training manual, web-based or face to face training) and it is DISTRIBUTOR’s responsibility to assure that its qualified personnel attends such training.
5.5.5    Continuing Obligation. After expiry or termination of this Agreement, and for a period of no longer than [***] calendar months following the expiry of the shelf life of the last Product sold and distributed by the DISTRIBUTOR, DISTRIBUTOR shall continue to forward in English any Product related medical query and/or stability query it received to SUPPLIER’s Global Medical Information department as indicated by such department within one (1) Business Day of receipt.
5.5.6    Archiving. During the term of this Agreement, DISTRIBUTOR will document and archive all Product related medical queries and/or product quality queries it received together with DISTRIBUTOR’s reply to such queries, and if required by a Governmental Authority, provide them to SUPPLIER and/or Governmental Authority.
5.6    Exchange and Update of Essential Information
5.6.1    SUPPLIER shall keep DISTRIBUTOR informed about any changes in accordance with the Quality Agreement, including but not limited to variations, regarding or having any effect on (1) the procedure according to which a Product is manufactured, (2) the composition and/or pharmaceutical characteristics of a Product and/or (3) the content and/or the wording of the Summary of Product Characteristics (SPC) for a Product in accordance with the timelines set forth in the Quality Agreement.
5.6.2    Whenever a change as described in section 5.6.1 occurs or becomes foreseeable, SUPPLIER will inform DISTRIBUTOR about all necessary details in accordance with the timelines set forth in the Quality Agreement. The Parties will then initiate and carry out a change control procedure that is compliant with all applicable standards of Good Manufacturing Practice (GMP) as detailed in the Quality Agreement.
6    FORECASTS AND ORDERS
6.1    Minimum Annual Purchase Quantities
6.1.1    Minimum Annual Purchase Quantities. In any full calendar year following the Start Date, whereby DISTRIBUTOR retains exclusive rights, DISTRIBUTOR shall purchase the Minimum Annual Purchase Quantities set forth in ANNEX D.
6.1.2    Failure to Fulfill Minimum Annual Purchase Quantities. If DISTRIBUTOR has failed to purchase the Minimum Annual Purchase Quantity of Product for [***] consecutive calendar years following the Start Date and the Parties have been unable to agree the remedial action, SUPPLIER may, at its option and upon [***] months prior written notice either (1) appoint additional distributor(s) for the Territory whereby DISTRIBUTOR’S rights hereunder will automatically be converted to non-exclusive, or (2) terminate this Agreement in accordance with Section 17.3 below.

6.2    Forecasts and Orders
6.2.1    Forecasts. DISTRIBUTOR shall provide SUPPLIER with its best estimate of future [***] anticipated orders of Product for the Territory on a rolling, monthly basis in accordance with ANNEX C hereto. Except the Binding Portion of the forecast (as defined in ANNEX C) which cannot be decreased, DISTRIBUTOR shall be entitled to increase or decrease the quantities of Product required according to the percentage limits outlined in ANNEX C, and to amend any forecast accordingly, to the extent necessary to take into account (i) any delay in the Launch of, (ii) any shortfall in supply of, or (iii) any defect, in the Product, or any of them, whether or not such delay, shortfall or defect is due to the default of SUPPLIER. For the avoidance of doubt, a forecast, shall have no bearing on the Minimum Annual Purchase Quantities referred to in Section 6.1 above.
6.2.2    Firm Purchase Orders. DISTRIBUTOR shall place orders within the lead-time defined in ANNEX C and which are consistent with the forecast for Products for the Territory provided by DISTRIBUTOR in accordance with ANNEX C (“Firm Orders”). Each order shall contain a valid purchase order number, and shall be duly signed by DISTRIBUTOR. The terms and conditions of this Agreement shall apply to all orders placed by DISTRIBUTOR and shall override and supersede any different or additional terms on orders from, or any general conditions maintained by DISTRIBUTOR. All orders are subject to written acceptance by SUPPLIER and will not be binding on SUPPLIER until the order has been accepted in writing as set out in Section 6.3.
6.2.3    Minimum Orders. Any single order placed by DISTRIBUTOR shall amount to not less than [***] doses of Product. Whenever possible, DISTRIBUTOR shall use Reasonable Commercial Efforts to place orders in amounts that are multiples of [***] doses. DISTRIBUTOR shall use Reasonable Commercial Efforts to not place more than [***] purchase orders per calendar year. In the event that the DISTRIBUTOR does place more than [***] orders, SUPPLIER will use its Reasonable Commercial Efforts to comply with such additional orders.
6.2.4    Problem Notification and Stock-Out Situations. SUPPLIER will use its Reasonable Commercial Efforts to deliver to DISTRIBUTOR the Product in the quantities and at the dates specified on the purchase orders submitted by DISTRIBUTOR in accordance with the agreed forecasts and which have been accepted in writing by SUPPLIER. If a purchase order cannot be (fully) shipped, SUPPLIER will promptly notify DISTRIBUTOR, and the Parties will jointly determine an appropriate new shipment schedule. SUPPLIER shall use Reasonable Commercial Efforts to inform DISTRIBUTOR of any supply issues as soon as discovered. SUPPLIER shall, as soon as practicable after receipt of each monthly rolling forecast, notify DISTRIBUTOR of any prospective problems it then knows it will have with respect to meeting DISTRIBUTOR's forecasted order quantities or estimated shipment dates. Should DISTRIBUTOR believe that such supply issue would result in a potential Stock-Out-Situation it will promptly, but not later than within [***] Business Days upon receipt of notice, inform SUPPLIER thereof and SUPPLIER shall inform the Governmental Authority of the potential Stock-Out-Situation in accordance with Section 5.1.2.
6.3    Order Confirmation and Rescheduling
6.3.1    Acceptance of Orders. No firm purchase order shall be binding upon SUPPLIER until accepted by SUPPLIER in writing and SUPPLIER reserves the right to accept or reject any order, offer or request for Product. SUPPLIER shall review DISTRIBUTOR’s submitted firm purchase orders and respond with a written order acceptance confirming the quantity, delivery date, price and payment terms, or a written order rejection indicating the reason for rejection.
6.3.2    Rescheduling. In the event that DISTRIBUTOR requests that any shipment be rescheduled, the Parties shall discuss in good faith, how such rescheduling shall occur and what impact it shall have, for example, on shipment costs and/or shelf life of any order accepted by SUPPLIER.
7    SHIPMENT AND DELIVERY
7.1    Shipment. The Product shall be shipped DDP to DISTRIBUTOR’s designated warehouse(s) in Sweden and France respectively and DAP to DISTRIBUTOR’s designated warehouse in the United Kingdom, and risk shall pass to DISTRIBUTOR accordingly. Title and control to the Products shall however pass when Products have been received at DISTRIBUTOR’s designated warehouse(s) in the respective countries in the Territory.
7.2    Packaging for Shipment. The Product shall be delivered to DISTRIBUTOR in suitable packaging, so as to permit safe storage and transport. Where appropriate, SUPPLIER shall ensure that the Product is monitored using temperature loggers, which DISTRIBUTOR shall handle in accordance with the requirements set forth in the Quality Agreement.
7.3    Shelf-Life. The Product shall have not less than [***] of the total shelf-life remaining on delivery to DISTRIBUTOR, unless otherwise agreed upon, in writing, between the Parties.
7.4    Quantities. DISTRIBUTOR agrees and accepts that due to the particularity of the Product, the quantity of Product supplied to DISTRIBUTOR may differ by plus/minus [***] percent [***] from the ordered and confirmed quantity and that the actual delivered quantity of Product will be invoiced.
7.5    Delivery Delay and Failure. SUPPLIER will use Reasonable Commercial Efforts to supply and deliver ordered and confirmed quantity of Product, however, due to the particularities of the manufacturing processes and provided SUPPLIER has used Reasonable Commercial Efforts SUPPLIER shall not be liable for any failure, shortfall or delay in delivery of ordered and confirmed Product. If an event occurs that will or may affect the delivery of Product under an accepted Firm Order, SUPPLIER shall give written notice to DISTRIBUTOR as soon as it becomes aware that it may not be able to deliver the Products by the delivery date or in the quantities set out in the accepted Firm Order stating the reasons for such delay or shortfall. SUPPLIER shall in any event use Reasonable Commercial Efforts to prevent an inventory shortage and to recommence production as soon as possible. In case of failure, shortfall or delay, the Parties will jointly determine an appropriate new shipment schedule for such ordered and confirmed Products. For the avoidance of doubt, in the event of delay, shortfall or failure to supply caused solely by SUPPLIER, the Parties shall discuss and agree in good faith a pro rata adjustment to the Minimum Annual Purchase Quantities as required to take account of such delay, shortfall or failure to supply.
8    PRODUCT WARRANTY
8.1    Product Supply Warranties. SUPPLIER represents and warrants, each time SUPPLIER supplies Product to DISTRIBUTOR under this Agreement, that each Product supplied hereunder shall:
(1) conform in all material aspects to the Product specifications consistent with the data contained in the Marketing Authorizations;
(2) be manufactured in accordance with current Good Manufacturing Practice ("GMP"), as amended from time to time, and
(3) not be adulterated or misbranded.
8.2    Audit Right. SUPPLIER or its authorized representatives are entitled to audit the DISTRIBUTOR and its or it’s Sub-Contractors’ facilities to assess the handling of Products and the activities undertaken by DISTRIBUTOR pursuant to this Agreement as provided for in ANNEX E. Such audits are aimed to ensure compliance with this Agreement and all Applicable Laws and regulations, including but not limited to GDP and shall be carried out during normal business hours and upon reasonable prior written notice. DISTRIBUTOR or its authorized representatives are entitled to audit SUPPLIER’s facilities in accordance with GDP and GMP to assess the distribution and handling of Products and activities undertaken by SUPPLIER pursuant to this Agreement as provided for in ANNEX E. Each Party shall bear its own cost in relation to any audits undertaken by it pursuant to this Section 8.2.
8.3    Inspection. DISTRIBUTOR shall inspect or shall ensure that its Sub-Contractors inspect each shipment of Product visually promptly upon receipt of shipment at DISTRIBUTOR’s or its Sub-Contractor’s designated third-party logistics service provider in the Territory. If the Product supplied fail to meet the Product specifications and standards set forth or referenced herein or otherwise fail to comply with the terms and conditions of this Agreement, DISTRIBUTOR shall within [***] Business Days from receipt of the Product notify SUPPLIER (to the attention of its Quality Assurance Department and its Supply Chain Customer Service) of such non-compliance, including a description thereof in accordance with the provisions set forth in ANNEX E. Failures to give such notice within the aforesaid time period shall constitute acceptance of the

Product by DISTRIBUTOR as to defects reasonably discoverable upon visual inspection. Warranty claims for hidden defects, shall be made promptly after discovery of the hidden defect, but may only be made before expiration of the shelf-life of the Product. Any Product found to be non-compliant in line with this Section 8.3, shall be put into quarantine and kept there until SUPPLIER has decided upon its further disposition. After such disposition it shall be dealt with as decided by SUPPLIER.
8.4    Non-Conforming Product. Where DISTRIBUTOR alleges that any delivered Product is non-conforming, DISTRIBUTOR shall, or shall ensure that its Sub-Contractors, upon request of SUPPLIER, provide SUPPLIER (or SUPPLIER's designee) with a sample of such allegedly non-conforming Product, within [***] Business Days after the detection of such defects. SUPPLIER or such designee will examine such allegedly non-conforming Product within the lead times set forth in the Quality Agreement.
8.5    Remedy. If SUPPLIER agrees that the Product is non-conforming or if such non-conformance has been established by an independent laboratory in accordance with Section 8.7 below SUPPLIER shall use its Reasonable Commercial Efforts to dispatch to DISTRIBUTOR replacement Product as soon as is reasonably practicable but in any event within [***] Business Days following DISTRIBUTOR's notification of non-conformity, all shipment costs in respect of which shall be borne by SUPPLIER.
8.6    Return of Defective Product. DISTRIBUTOR agrees, if so requested by SUPPLIER, to return to SUPPLIER at SUPPLIER's expense, such Product that does not meet the Product specifications therefor, or otherwise dispose of such Product and provide written certification of such destruction to SUPPLIER, at SUPPLIER's expense and in compliance with all applicable rules and regulations, as SUPPLIER may direct. If SUPPLIER does not so direct, within [***] Business Days following DISTRIBUTOR's notification of non-conformity, DISTRIBUTOR may dispose of such Product at SUPPLIER's expense as DISTRIBUTOR may deem reasonably appropriate. SUPPLIER shall reimburse DISTRIBUTOR for the reasonable costs and expenses of such disposal and DISTRIBUTOR shall certify to SUPPLIER in writing that such Product has been destroyed.
8.7    Independent Testing. If the Parties disagree as to whether any delivered Product meets the applicable Product specifications, or SUPPLIER alleges that the defects are not attributable to the manufacture of the Product, the Parties will submit representative samples of the shipment to a mutually acceptable independent testing laboratory and the results of said laboratory shall be binding on the Parties. The costs associated with submission will be paid by the Party, whose position is not substantiated by the independent laboratory.
9    PRICES AND PAYMENTS
9.1    Price of Product. SUPPLIER shall sell Product to DISTRIBUTOR at the prices and in accordance with the terms set forth in ANNEX C hereto. Payment terms are [***]

calendar days from date of invoice. Upon shipment of Product ordered SUPPLIER shall invoice prices in Euro (EUR). Invoices shall be sent to the e-mail as outlined in ANNEX J or as otherwise notified by DISTRIBUTOR. Invoices shall include DISTRIBUTOR’s contact details and VAT number: Valneva Austria GmbH, Campus Vienna Biotech 3, 1030 Vienna, Austria, VAT number: [***] Any Transfer Taxes due under the laws and regulations of the Territory in connection with the execution or entry into force of this Agreement shall be borne by DISTRIBUTOR. Further, should this Agreement be required to be registered with any Governmental Authority in the Territory, DISTRIBUTOR shall cause such registration to be made and shall bear any expense or Transfer Taxes payable in respect thereof. For clarity, until DISTRIBUTOR has completed the development and implementation of appropriate ERP systems, SUPPLIER shall send the invoices to the respective Affiliate’s purchasing Product as detailed in Annex J.
9.2    Changes in Applicable Laws. If either Party becomes aware of any changes in Applicable Laws relating to any of the Products or otherwise to this Agreement, then such Party will notify the other Party of such changes. SUPPLIER shall have the right to increase or decrease the Price of any Product to reflect the impact of such changes in Applicable Laws.
9.3    Pricing Modifications. The Price and payment terms as specified in ANNEX C can be reviewed annually and adjusted if the Parties so agree in writing. In case of modifications, ANNEX C shall be amended accordingly. Either Party may initiate pricing discussions [***] based a valid reason. For the purpose of this Agreement “valid reasons” shall mean substantial increase of labor, material cost or significant changes in the relevant Product markets in the Territory, as described in ANNEX C. In such a case, the Parties shall negotiate in good faith upon a mutual acceptable pricing modification. Such changes shall take effect immediately after the Parties have mutually agreed in writing upon the modifications. If the Parties fail to reach agreement within [***] months following year end after the initiation of such discussions, the Price then in effect may be increased by [***].
9.4    Pricing of Orders in Progress. Firm purchase orders placed with SUPPLIER before the Parties have reached written agreement for a pricing modification shall be carried out at previous pricing conditions and payment terms.
9.5    Late Payment. If any payment under this Agreement is not made by the date on which the same becomes due and payable, DISTRIBUTOR shall automatically, without any further notification being given by SUPPLIER, owe SUPPLIER interest calculated at a rate of [***] percent [***] above the European Central Bank Base Rate per annum, or the maximum rate permitted under Applicable Law, whichever is lower.
9.6    Selling Prices and Other Terms of Sale. SUPPLIER acknowledges that DISTRIBUTOR has the sole right to establish selling prices, and all other terms and conditions applicable to, sales of Product to its customers in the Territory, and nothing in this Agreement will be construed as giving SUPPLIER any right or authority to determine or influence such selling prices or terms. DISTRIBUTOR acknowledges that it shall be responsible for invoicing and collecting any and all amounts for Products sold and delivered to its customers and shall be responsible for the payment of all fees or expenses associated with such sales, except for any In-Market Sales Tax as set forth in Section 9.11 below.
9.7    Withholding Tax. Any and all amounts to be paid to SUPPLIER under this Agreement will be made without any deductions or withholdings in respect of Applicable Laws. If any deductions or withholding are required by Applicable Laws, the DISTRIBUTOR shall withhold or deduct an amount equal to any Tax required by such Applicable Laws to be deducted or withheld from the amount due to the SUPPLIER. The DISTRIBUTOR shall account for such Tax to the relevant Tax Authority within the time required by Applicable Laws and provide to the SUPPLIER reasonable evidence of the payment of such Tax. Any such Tax withheld or deducted shall be treated as having been paid by the DISTRIBUTOR to the SUPPLIER for all purposes of this Agreement. Each Party shall cooperate with respect to all documentation required by any Tax Authority or which may be reasonably requested by the other party to secure a reduction in the rate of applicable withholding taxes or to permit the other party to obtain a repayment of or credit for all Taxes withheld or deducted in respect of any payments under this.
9.8    Sales Tax. All payments (or other consideration) due to SUPPLIER under the terms of this Agreement are expressed to be exclusive Sales Tax howsoever arising and DISTRIBUTOR shall pay to SUPPLIER in addition to those payments all Sales Tax, for which SUPPLIER is liable to account to any Tax Authority in relation to any transfer, sale, use, transaction or supply made or deemed to be made for Sales Tax purposes to this Agreement subject to receipt of a valid Sales Tax invoice or invoices from the SUPPLIER.
9.9    Sales Tax Refund. If any Sales Tax originally paid by one Party ("Party A") of the relevant transfer, sale, use transaction or supply for Sales Tax purposes to the other Party ("Party B") in accordance with the terms of this Agreement is in whole or in part subsequently determined not to have been chargeable, Party B will take reasonable steps to obtain a refund of such Sales Tax from the relevant Tax Authority and Party B shall pay an amount equal to any such Sales Tax repaid by the relevant Tax Authority to Party A of the relevant supply within [***] Business Days of receipt from the Tax Authority (whether receipt is by way of repayment, credit or set off) and to the extent that Party B has not so accounted to a Tax Authority, Party B shall promptly pay an amount equal to such Sales Tax to the relevant recipient.
9.10    Costs and Reimbursements. Where SUPPLIER is required under this Agreement to pay an amount in respect of any cost, charge or expense incurred by DISTRIBUTOR or otherwise reimburse DISTRIBUTOR in respect of any cost, charge or expense, SUPPLIER shall not be required to pay or reimburse any amount in respect of Sales Tax which is recoverable (whether by way or repayment, credit or set off) by DISTRIBUTOR and DISTRIBUTOR shall use all reasonable endeavours to seek to minimise irrecoverable Sales Tax.
9.11    In-Market Sales Tax. SUPPLIER shall be responsible for any In-Market Sales Tax applicable under Applicable Laws on Products sold to DISTRIBUTOR’s customers, howsoever arising and DISTRIBUTOR shall pay to any Tax Authority or other applicable authority all such In-Market Sales Tax. SUPPLIER shall reimburse such In-Market Sales Tax paid by DISTRIBUTOR within [***] Business Days after receipt of an invoice from DISTRIBUTOR.
9.12    Adjustments. Where any amount stated as payable hereunder constitutes an adjustment, rebate or refund of an amount previously paid together with Sales Tax, such adjustment, rebate or refund shall be computed so as to include an amount in respect of Sales Tax and the Party to whom the amount was previously paid shall issue a valid Sales Tax credit note (or other appropriate document) in accordance with Applicable Law. For the avoidance of doubt the Parties shall generally issue invoices and credit notes in accordance with Applicable Laws consistent with Sales Tax requirements and irrespective of whether sums or consideration may be netted for settlement purposes.
9.13    Cooperation. Each Party agrees that it shall provide each other any information and copies of any documents reasonably requested by the other Party for the purposes of (a) determining the amount of Sales Tax chargeable on any supply made under this Agreement, (b) establishing the time or place of supply or other transfer for Sales Tax purposes of any supply or other transfer made under this Agreement, (c) complying with its Sales Tax accounting or reporting obligations or (d) recovering any Sales Tax that has or will be charged in respect of any supply or other transfer under this Agreement.
10    SALES RECORDS AND REPORTING OBLIGATIONS
10.1    Sales Records. DISTRIBUTOR shall maintain and retain all records relating to Product sales, contracts, invoices, customers, accounts, complaints and other transactions concerning Product for the period required by Applicable Laws, but in no case less than seven (7) years from the date on which such records arose.
10.2    Reports. DISTRIBUTOR shall keep SUPPLIER informed of significant market developments in the Territory especially in the field of the vaccination policy. DISTRIBUTOR shall or shall cause its Sub-Contractors to provide SUPPLIER with monthly reports in the format provided by SUPPLIER in ANNEX K and shall be due on the [***] Business Day of the following month. Reports shall be sent to SUPPLIER’s e-mail address: [***]. In case of major volume shortfalls, DISTRIBUTOR will immediately inform SUPPLIER about the reasons of such deviation and propose corrective actions.
10.3    Annual Statements. SUPPLIER acknowledges and agrees that annual statements will be published and available on DISTRIBUTOR’s website www.valneva.com as soon as audited and released following 31 December in any calendar year.

10.4    Tenders. DISTRIBUTOR shall duly inform SUPPLIER about any and all tenders, along with its terms and obligations, concerning the Product issued by any Governmental Authority or any relevant public institution in the Territory where DISTRIBUTOR intends to participate and quote. Upon DISTRIBUTOR's reasonable request, SUPPLIER shall supply DISTRIBUTOR with all information and documents required by DISTRIBUTOR to submit a valid offer. DISTRIBUTOR shall consult and provide SUPPLIER with all relevant information with respect to the tender offer prior to submission of such tender offer in order to receive SUPPLIER’s written approval as to agreed delivery dates and potential penalties. Any agreement by the SUPPLIER to supply under a tender would be subject to separate agreement, including as to whether or not such supply is included in the calculation of the Average Selling Price and associated Reconciliation under ANNEX C.
10.5    Compensation for DISTRIBUTOR Costs Resulting from Failures to Comply with Tender Delivery Obligations. In respect of any Tender, provided that SUPPLIER has agreed with DISTRIBUTOR (a) to supply Product by given delivery dates provided for in the Tender and (b) to pay the penalties provided under the Tender documents, and (c) DISTRIBUTOR complies with its inventory obligations, DISTRIBUTOR will have the right to be reimbursed by SUPPLIER for penalties, liabilities, liquidated damages, price reductions and other costs incurred resulting from such Tenders due to SUPPLIER’s default as further described in this Section 10.5. In the event that SUPPLIER fails to deliver a shipment of Product in accordance with the delivery dates agreed to between the Parties and that such failure is SUPPLIER’s responsibility under the terms of this Agreement and is not attributable to Force Majeure (a “Failed Shipment”), then, to the extent that such failure causes DISTRIBUTOR (1) to be unable to deliver Product in accordance with the conditions of a Tender granted to DISTRIBUTOR, (2) that the terms of the Tender impose additional costs on DISTRIBUTOR as a consequence of such inability, and (3) such additional costs are actually incurred, then SUPPLIER shall compensate DISTRIBUTOR in an amount equal to the following amounts:
– if such failure is SUPPLIER’s responsibility under the terms of the Distribution Agreement and is not attributable to Force Majeure; [***] of the penalties, liabilities, liquidated damages, price reductions and other costs imposed on the DISTRIBUTOR and actually incurred pursuant to the terms of the tender as a result of DISTRIBUTOR’s failure to deliver Product for the tender by the delivery dates agreed with the tendering party; or

- if such failure is attributable to Force Majeure under the terms of the Distribution Agreement, however not regarded as force majeure under a Tender, [***] of the penalties, liabilities, liquidated damages, price reductions and other costs imposed on the DISTRIBUTOR and actually incurred pursuant to the terms of the tender as a result of

DISTRIBUTOR’s failure to deliver Product for the tender by the delivery dates agreed with the tendering party; or

- if such failure is DISTRIBUTOR’s responsibility under the terms of the Distribution Agreement and is not attributable to Force Majeure; [***] of the penalties, liabilities, liquidated damages, price reductions and other costs imposed on the DISTRIBUTOR and actually incurred pursuant to the terms of the tender as a result of DISTRIBUTOR’s failure to deliver Product for the tender by the delivery dates agreed with the tendering party.

The foregoing sets forth DISTRIBUTOR's sole and exclusive remedy, and SUPPLIER's sole and exclusive liability, in respect of any Failed Shipment.

10.6    Notwithstanding the above, DISTRIBUTOR acknowledges that it has a general obligation to take reasonable measures to mitigate the possible consequences resulting from a Failed Shipment.
10.7    Financial Audit. The Parties shall have the right to audit each other not more than [***] following Start Date to ensure compliance with the subject matter of this Agreement. Such audit will be performed by an independent third-party auditor acceptable to both Parties at the auditing Party's expense. The auditing Party shall provide reasonable advance written notice to the other Party of its desire to initiate an audit and the audit shall be scheduled so that it does not adversely impact or interrupt the other Party’s business operations. If the audit reveals any material discrepancies, the Party responsible for the deviation shall reimburse the other for any material discrepancies within [***] Business Days after completion of the audit. The results of such audit shall be kept confidential by the auditor and only the discrepancies shall be reported to the Parties and be limited to discrepancies identified by the audit. Notwithstanding the foregoing, any auditor reports shall not disclose any of DISTRIBUTOR’s pricing or terms of sale to DISTRIBUTOR’s customers nor the manufacturing costs of SUPPLIER.

11    INTELLECTUAL PROPERTY RIGHTS
11.1    Intellectual Property Rights
11.1.1    Acknowledgment. DISTRIBUTOR acknowledges that, prior to entering into this Agreement, it has no right, title or interest in and to any and all Intellectual Property Rights pertaining to the Product. DISTRIBUTOR shall not at any time during or after the Term of this Agreement take any act or step impairing the Intellectual Property Rights or do anything that may otherwise adversely affect the Intellectual Property Rights, provided that any legal proceedings or oppositions shall not be deemed to be such an act or step.

11.1.2    Preservation of Trademarks. DISTRIBUTOR agrees to take any action, at SUPPLIER's expense, which SUPPLIER reasonably deems necessary to establish and preserve SUPPLIER's exclusive rights in and to the relevant Trademarks, including but not limited to cooperating in the registration of the Trademarks on the trademark registry or other appropriate registration procedure within the Territory. DISTRIBUTOR shall not adopt, use, or register any acronym, trademark, trade names, service mark or other marketing name that is confusingly similar to the SUPPLIER’s Trademarks or the SUPPLIER name.
11.1.3    Benefit. DISTRIBUTOR agrees that all its use of SUPPLIER’s Trademarks shall be for the sole and exclusive benefit of SUPPLIER and the goodwill and reputation accrued in connection with DISTRIBUTOR's use of those Trademarks shall accrue to SUPPLIER.
11.2    Third Party Claims
11.2.1    SUPPLIER Third Party Claims. DISTRIBUTOR shall promptly notify SUPPLIER of any claims or objections that claims that SUPPLIER’s use of the Intellectual Property Rights in connection with the distribution, sale, marketing, and promotion of the Product infringes the copyrights, patents, design rights, trademarks or other proprietary rights of another Person provided DISTRIBUTOR´s use of the Intellectual Property Rights is in accordance with the terms and conditions of this Agreement ("SUPPLIER Third Party Claim"). If DISTRIBUTOR is served with a legal action or otherwise forced to respond in a legal proceeding due to a SUPPLIER Third Party Claim, SUPPLIER shall conduct the defense of such SUPPLIER Third Party Claim at its own cost. SUPPLIER shall have the sole control over the defense and settlement of any SUPPLIER Third Party Claims. For that purpose, DISTRIBUTOR shall (1) if requested by SUPPLIER, without delay, at SUPPLIER’s expense in accordance with SUPPLIER’s instructions, submit the defense of such SUPPLIER Third Party Claim on behalf of SUPPLIER; and (2) render SUPPLIER all reasonable assistance, at SUPPLIER's expense, in connection with the defense of any such SUPPLIER Third Party Claim or objection, whether in the courts, before administrative agencies, or otherwise. DISTRIBUTOR shall not, except as required by law, knowingly make any admission to jeopardize, compromise or otherwise limit the validity of Intellectual Property Rights.
11.2.2    DISTRIBUTOR Third Party Claims. SUPPLIER shall promptly notify DISTRIBUTOR of any claims or objections which SUPPLIER becomes aware of, that claim that SUPPLIER’s or DISTRIBUTOR’s use of the DISTRIBUTOR Promotional Materials in connection with the distribution, sale, marketing, and promotion of the Product may or will infringe any Intellectual Property Rights of another Person ("DISTRIBUTOR Third Party Claim"). If SUPPLIER is served with a legal action or otherwise forced to respond in a legal proceeding due to a DISTRIBUTOR Third Party Claim, DISTRIBUTOR shall have the initial right, but not the obligation, to conduct the defense of such DISTRIBUTOR Third Party Claim at its own cost. DISTRIBUTOR shall have the sole control over the defense and settlement of any DISTRIBUTOR Third Party Claims. For that purpose, SUPPLIER shall (1) if requested by DISTRIBUTOR, without delay, at DISTRIBUTOR’s expense in accordance with DISTRIBUTOR’s instructions, submit the defense of such DISTRIBUTOR Third Party Claim on behalf of DISTRIBUTOR; and (2) render DISTRIBUTOR all reasonable assistance, at DISTRIBUTOR's expense, in connection with the defense of any such DISTRIBUTOR Third Party Claim or objection, whether in the courts, before administrative agencies, or otherwise. SUPPLIER shall not, except as required by law, knowingly make any admission to jeopardize, compromise or otherwise limit the validity of intellectual property rights related to the DISTRIBUTOR Promotional Materials. If DISTRIBUTOR declines to defend a DISTRIBUTOR Third Party Claim, SUPPLIER may do so at its own expense.
11.3    Infringement of Intellectual Property Rights
11.3.1    Notification. DISTRIBUTOR shall promptly notify SUPPLIER of any infringement or suspected infringement of Intellectual Property Rights in the Territory, of which infringement DISTRIBUTOR becomes aware, and provide SUPPLIER with any available evidence of such infringement or suspected infringement.
11.3.2    Enforcement. SUPPLIER may at its own discretion, institute enforcement proceedings ("Enforcement Proceedings") in respect of an infringement or unauthorized use of Intellectual Property Rights in the Territory.
11.3.3    Assistance. DISTRIBUTOR agrees to provide all reasonable co-operation and assistance to SUPPLIER in relation to any such Enforcement Proceedings (and agrees to be named as a party if legally required). Any reasonable fees and costs related to DISTRIBUTOR's assistance, which were borne by DISTRIBUTOR, shall be reimbursed by SUPPLIER. SUPPLIER shall be entitled to any recovery in damages.
12    NON-DISCLOSURE AND NON-USE OBLIGATIONS
12.1    Non-disclosure of Agreement
12.1.1    Non-disclosure of Agreement. Neither Party shall disclose any information about this Agreement without the prior written consent of the other.
12.1.2    Exceptions. Consent shall not be required, however, for (1) disclosures to a Tax Authority or to existing or bona fide potential Sub-Contractors, with a need to know, to the extent required or contemplated by this Agreement, provided, that in connection with such disclosure, the Party making the disclosure obtains undertakings from the recipient of the Confidential Information to keep such Confidential Information confidential on terms at least as stringent as those set out in this Section 12; (2) disclosures for which the written consent has previously been obtained, or (3) information which had previously been publicly disclosed by a party other than the Party making the disclosure. Each Party shall have the further right to disclose the terms of this Agreement as required by Applicable Law, including the rules and regulations promulgated by any relevant securities and exchange commission and/or the regulatory bodies/authorities governing securities issues in foreign jurisdictions and to disclose such information to stockholders or potential investors as is customary for publicly-held companies (as the case may be at the time of disclosure), provided the disclosing Party provides to the other Party prompt notice of such request and the opportunity to limit such disclosure, to the extent not legally prohibited, a copy of the information to be disclosed and an opportunity to comment thereon prior to such disclosure, and, to the extent practicable, consults within a reasonable time in advance of the proposed disclosure with the other on the necessity for the disclosure and the text of the proposed release.
12.2    Non-disclosure and non-use of Confidential Information
12.2.1    Non-disclosure and non-use of Confidential Information. SUPPLIER and DISTRIBUTOR hereby agree to hold in strictest confidence and not to disclose to any third party or use itself (except to enable each Party to perform its obligations in connection with this Agreement) any Confidential Information of the other Party without the prior written consent of the other Party. This confidentiality obligation shall remain in effect for Confidential Information for a period of [***] years following termination of this Agreement provided that if any Confidential Information is a Trade Secret and the owner of such Trade Secret has notified the other Party in writing that it is a Trade Secret, the confidentiality obligation in respect of such Trade Secret shall remain in effect for such Trade Secret following termination of this Agreement for a period as long as required by Applicable Laws.
12.2.2    Exceptions. The confidentiality obligations under Section 12.2.1 of this Agreement shall not apply to the extent that: (1) the Party who has received the Confidential Information (“Recipient”) is required to disclose Confidential Information by order or regulation of a governmental agency or court of competent jurisdiction subject to the provisions below, or (2) disclosures of Confidential Information are made to a Tax Authority in connection with the Tax affairs of the disclosing Party, or (3) the Recipient can demonstrate that (i) the disclosed Confidential Information was at the time of such disclosure to Recipient already in the public domain, or falls into the public domain, other than as a result of actions of Recipient, its Sub-Contractors, its Affiliates, agents, direct employees, consultants or representatives, in violation hereof; (ii) the disclosed Confidential Information was known by Recipient (as shown by its written records) prior to the date of disclosure to Recipient from sources legally entitled to disclose the same or is independently developed without regard to the Confidential Information (as shown by its written records); or (iii) the disclosed Confidential Information was received by Recipient (as shown by its written records) on an unrestricted basis from a source unrelated to any Party to this Agreement and not under a duty of confidentiality to the other Party. Each Party shall have the further right to disclose the Confidential Information of the other Party as required by Applicable Law, including the rules and regulations promulgated by any relevant securities and exchange commission and/or the regulatory bodies and authorities governing securities issues in foreign jurisdictions and to disclose such information to stockholders or potential investors as is customary for publicly-held companies (as the case may be at the time of disclosure), provided the disclosing Party provides to the other Party, to the extent not legally prohibited, prompt notice of such request, a copy of the information to be disclosed and an opportunity to limit such disclosure, an opportunity to comment thereon prior to such disclosure, and, to the extent practicable, consults within a reasonable time in advance of the proposed disclosure with the other Party on the necessity for the disclosure and the text of the proposed release.
12.2.3    Confidentiality Agreements. Both Parties shall ensure that each of their directors, officers and employees and the directors, officers and employees of its Affiliates, respectively, Sub-Contractors, and SUPPLIER's assignees, who will receive Confidential Information shall at all material times be bound by appropriate undertakings or company policy as to the confidentiality of such information which shall be no less stringent than those set out in this Section 12. DISTRIBUTOR and SUPPLIER, respectively, shall have the right, at their own expense to undertake the enforcement of any such obligations of confidentiality in the event of any breach thereof.
12.2.4    Ownership of other Party's Materials. All confidential information disclosed hereunder, including but not limited to, files, lists, records, documents, drawings, specifications and records provided by a Party (the “Disclosing Party”), whether in written or electronic form, which incorporate or refer to all or a portion of the Disclosing Party's Confidential Information shall remain the sole property of the Disclosing Party. Such materials shall be promptly returned (1) upon the Disclosing Party's reasonable request, or (2) in accordance with Section 18.3 of this Agreement upon termination of this Agreement, whichever is earlier; provided, however, that Receiving Party may retain one (1) copy of Confidential Information to the extent that retention of such Confidential Information is necessary to comply with Receiving Party’s document retention policies for the purpose of complying with the terms of this Agreement, corporate governance, or regulatory compliance and any such retained Confidential Information shall remain subject to the confidentiality and use restrictions set forth herein, notwithstanding any termination of this Agreement. Recipient shall make no attempt to recover such Confidential Information from servers or back-up sources, which shall remain subject to the confidentiality and use restrictions set forth herein, notwithstanding any termination of this Agreement.
13    DATA PRIVACY
13.1    DISTRIBUTOR is a data controller for the processing of personal data under this Agreement. DISTRIBUTOR collects and processes name and contact details of SUPPLIER’s personnel in connection with this Agreement. This information is necessary in order for DISTRIBUTOR to be able to administer the contractual relationship between the Parties. SUPPLIER is also a data controller for the processing of personal data under this Agreement. SUPPLIER collects and processes name and contact details of DISTRIBUTOR’s personnel in connection with this Agreement. This information is necessary in order for SUPPLIER to be able to administer the contractual relationship between the Parties. The Parties will work together in good faith to ensure the information referred to in applicable data protection legislation is made available to their respective personnel in relation to the processing by either Party when acting as a controller.
13.2    DISTRIBUTOR may transmit personal data of SUPPLIER (where applicable) and SUPPLIER may transmit personal data of DISTRIBUTOR (where applicable) to their respective Affiliates and their respective agents worldwide for the purpose of execution of this Agreement or in order to adhere to laws and regulations. Accordingly, if legally obliged, personal data may be transmitted to countries outside the European Economic Area, such as the United States, which the EU has determined currently lack appropriate privacy laws providing an adequate level of privacy protection. Nonetheless, the Parties and their respective Affiliates and agents will apply adequate privacy safeguards to protect such personal data. Personnel of SUPPLIER and DISTRIBUTOR (“Data Subjects”) can contact SUPPLIER or DISTRIBUTOR to exercise any rights of access, correction or deletion regarding their data. If a Data Subject makes a written request to a Party to exercise their rights that concerns processing in respect of which the other Party is the data controller, that other Party shall provide reasonable co-operation and assistance in relation to that request to enable the Party to respond to such request and meet applicable timescales set out under applicable data protection legislation.
13.3    Additionally, if a Data Subject has any issues with DISTRIBUTOR's or SUPPLIER’s processing of personal data, it has the right to lodge a complaint with the applicable supervisory authority. If either Party receives any complaint, notice or communication from a supervisory authority which relates directly or indirectly to the other Party’s: (i) processing of personal data under this Agreement; or (ii) a potential failure to comply with applicable data protection legislation, the Party receiving the complaint, notice or communication shall, to the extent permitted by law, promptly forward the complaint, notice or communication to the other Party and provide the other Party with reasonable co-operation and assistance in relation to the same.
13.4    In addition to the rights outlined above, to the extent applicable data protection legislation provides, Data Subjects have a right to object to certain processing of personal data, a right to request restriction of the processing of personal data, and a right to data portability. The right to data portability covers such personal data that SUPPLIER processes either based on the Agreement as such or based on consent.
13.5    If a Data Subject wishes to exercise any of the rights above or has any questions regarding SUPPLIER's processing of personal data under this Section, the Data Subject can contact SUPPLIER by sending a letter to the SUPPLIER's address stated in the preamble of this Agreement or by sending an e-mail to: [***] and can contact DISTRIBUTOR by sending a letter to DISTRIBUTOR’s address stated in the preamble of this Agreement or by sending an e-mail to: [***]. Further information on how DISTRIBUTOR processes personal data is found at www.valneva.com.
13.6    If either Party becomes aware of a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, personal data processed under this Agreement, it shall notify the other Party without undue delay, and each Party shall co-operate with the other, to the extent reasonably requested, in relation to any notifications to supervisory authorities or to Data Subjects which either Party is required to make under applicable data protection legislation.
14    REPRESENTATIONS AND WARRANTIES
14.1    SUPPLIER Representations and Warranties. SUPPLIER represents, and warrants, as of the Effective Date, the following:
(1) SUPPLIER is not in any material breach of any agreement with third parties relating to the Product or the Intellectual Property Rights which would or might prejudice the rights of DISTRIBUTOR in the Territory (the "Third Party Agreements");
(2) there are no actions, suits or claims pending against SUPPLIER with respect to the Product or the Intellectual Property Rights in the Territory;
(3) the sale and use of the Product in accordance as outlined in this Agreement, in the Territory does not infringe the proprietary rights of any third party in the Territory; and
(4) it has disclosed appropriately and has not misrepresented, to DISTRIBUTOR, any material matters relating to the Intellectual Property Rights, marketing, adverse events, supply, clinical and regulatory information pertaining to the Product in the Territory.
14.2    DISTRIBUTOR'S Representations and Warranties. DISTRIBUTOR represents, and warrants, as of the Effective Date, the following:
(1) DISTRIBUTOR has disclosed appropriately and has not misrepresented, to SUPPLIER any material matters relating to DISTRIBUTOR's promotion, marketing and distribution capabilities in the Territory, and
        (2) DISTRIBUTOR and/or its Sub-Contractors holds all licenses, permits, certificates, applications or other documentation (including but not limited to a wholesale license) as required by DISTRIBUTOR and Applicable Law to perform its obligations under this Agreement.
        (3) DISTRIBUTOR and/or its Sub-Contractors has sufficient and adequate staff of trained and qualified personnel to perform their respective obligations under this Agreement.
14.3    DISCLAIMERS. TO THE FULL EXTENT PERMITTED BY LAW, APART FROM THE WARRANTIES STATED IN THIS AGREEMENT AND INDEMNITIES

BELOW, NEITHER PARTY MAKES ANY ADDITIONAL REPRESENTATIONS OR WARRANTIES AND HEREBY DISCLAIMS ALL WARRANTIES, REPRESENTATIONS, AND LIABILITIES, WHETHER EXPRESS OR IMPLIED, ARISING FROM CONTRACT OR TORT (EXCEPT FRAUD), IMPOSED BY STATUTE OR OTHERWISE, RELATING TO THE PRODUCTS AND/OR ANY PATENTS OR TECHNOLOGY USED OR INCLUDED IN THE PRODUCTS, INCLUDING ANY WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR PURPOSE, CORRESPONDENCE WITH DESCRIPTION, OR NON-INFRINGEMENT.
15    INDEMNITIES AND LIMITATIONS OF LIABILITY
15.1    SUPPLIER’s Indemnity
15.1.1    SUPPLIER’s Indemnity. SUPPLIER shall defend, indemnify and hold DISTRIBUTOR, its Sub-Contractors, managers, officers, directors, agents and employees (the "DISTRIBUTOR Indemnitees") harmless on an after-Tax basis against any and all third party losses, damages, claims, liabilities, Taxes (excluding recoverable Sales Tax), costs and expenses including reasonable attorneys’ fees (“Claim”) resulting from the following:
    (1) the personal injury to or death of any person or any property damage caused by the defective design and/or manufacture of the Product or inadequate warnings or instructions, or the failure of any Product to meet its Product specification;
        (2) SUPPLIER’s negligent or wilful misconduct of transportation, storage, use and handling relating to the Products;
    (3) any material breach by SUPPLIER of any of SUPPLIER’s representations and warranties set forth in this Agreement; or
    (4)     any act of omission by SUPPLIER which would constitute a violation of ANNEX H (Anti-Corruption Laws) and Applicable Law.
15.1.2    Limitation of SUPPLIER’s Indemnification.
SUPPLIER’s indemnification under this Section 15.1 shall not apply to any Claim to the extent that it is directly and/or indirectly related to the negligent activities, reckless misconduct or intentional misconduct attributable to DISTRIBUTOR its Sub-Contractors or its employees, directors or officers.
15.2    DISTRIBUTOR’s Indemnity
15.2.1    DISTRIBUTOR’s Indemnity. DISTRIBUTOR shall indemnify and hold SUPPLIER and its managers, officers, directors, agents and employees (the "SUPPLIER Indemnitees") harmless on an after-Tax basis against any and all losses, damages, claims, liabilities, Taxes (excluding recoverable Sales Tax), costs and expenses including reasonable attorneys' fees (“SUPPLIER’s Claim) resulting from the following:

(1) the personal injury to or death of any person or any property damage caused by DISTRIBUTORs and/or any of its Sub-Contractors’ transportation, storage, use, promotion, marketing, sales, distribution and handling of the Product;
(3) any act or omission by DISTRIBUTOR or its Sub-Contractor(s) which would constitute a violation of ANNEX H (Anti-Corruption Laws) and Applicable Law; or
(4) any material breach by DISTRIBUTOR of any of DISTRIBUTOR's representations and warranties set forth in this Agreement.
15.2.2    Limitation of DISTRIBUTOR’s Indemnification.
DISTRIBUTOR’s indemnification under this Section 15.2 shall not apply to any SUPPLIER’s Claim to the extent that it is directly and/or indirectly related to the negligent activities, reckless misconduct or intentional misconduct attributable to SUPPLIER or its employees, directors or officers.
15.3    Indirect damages and Limitation of Liability. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, EACH PARTY’S INDEMNIFICATION OBLIGATIONS IN SECTION 15, LIABILITY FOR BREACH OF CONFIDENTIALITY, LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY NOR ITS REPRESENTATIVES IS LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.
15.4    Indemnification Procedure
15.4.1    Notification. Each Party shall promptly notify the other in writing of any claim, action or suit potentially giving rise to an indemnification obligation hereunder of the other Party hereunder. If indemnification is sought as a result of any third-party claim or suit, such notice to the indemnifying party shall be made within [***] Business Days after receipt by the indemnified Party of notice of such claim or suit; provided however that the failure to give notice within such time period shall not relieve the indemnifying party of its obligation to indemnify unless it shall be materially prejudiced by such failure.
15.4.2    Procedure. The indemnifying Party shall have the sole and absolute control of, and discretion in, the handling of the defense and/or settlement of any third-party claim, action or suit, including, without limitation, the selection of defense counsel, provided that the indemnified party shall have the right to participate, at its own expense, with counsel of its own choosing, in such defence. The indemnified Party shall fully cooperate with the indemnifying Party in the defense and settlement of all such claims, actions or suits, subject to reimbursement of the indemnified Party’s reasonable costs and expenses. The indemnified Party shall take reasonable steps to mitigate any loss suffered by the indemnified Party. The indemnifying Party shall make no offer of settlement, settlement or compromise without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement fully releases the indemnified Party without any liability, loss, cost or obligation
16    GOOD ETHICAL BUSINESS PRACTICES AND ANTI-CORRUPTION LAWS
16.1    Good Ethical Business Practice. Each Party shall in connection with its activities under this Agreement or otherwise relating to Product:
(i)    not disparage the name, good will, or reputation of the other Party;
(ii)    not engage in deceptive, misleading, or unethical practices;
(iii)    not make any false or misleading representations or other statements with regard to the other Party or Product;
(iv)    represent only such facts about Product as are in accordance with the Market Authorization, the Summary of Product Characteristics or, in case of DISTRIBUTOR, as otherwise expressly approved by Supplier in writing, and
(v)    in no event make any representations, warranties, guarantees or other statements in the other Party’s name or on the other Party’s behalf, except as approved in advance in writing by the other Party.
16.2    Anti-Corruption Laws. DISTRIBUTOR understands and shall comply with Anti-Corruption Laws and in accordance with ANNEX H attached to this Agreement.
16.3    Human Rights. Each Party represents that, with respect to its respective obligations under this Agreement, it will:
(a)     not use child labor in circumstances that could cause physical or emotional impairment to the child;
(b)    not use forced labor (prison, indentured, bonded or otherwise);
(c)     provide a safe and healthy workplace; safe housing (if applicable); and access to clean water, food, and emergency healthcare in the event of accidents in the workplace;
(d)    not discriminate against employees on any grounds (including race, religion, disability or gender);
(e)    not use corporal punishment or cruel or abusive disciplinary practices;

(f)    pay at least the minimum wage, where applicable, and provide any legally mandated benefits;
(g)    comply with laws on working hours and employment rights;
(h)    respect employees’ right to join and form independent trade unions;
(i)    encourage subcontractors under this Agreement to comply with these standards; and
(j)    maintain a complaints process to address any breach of these standards.

16.4    Non-Compliance. A Party's failure to abide by the provisions of Sections 16.1, 16.2 and/or 16.3 shall be deemed a material breach of this Agreement, allowing the other Party to immediately terminate this Agreement at its sole discretion without any notice to the defaulting Party.
17    TERM AND TERMINATION
17.1    Term and Extensions. The Term of this Agreement shall commence on the Effective Date and shall continue until 31 December 2025 (“Initial Term”). Not later than by [***], either Party shall notify the other in writing if it wishes to prolong this Agreement for an additional two (2) year period until 31 December 2027 (“Extended Term”). Such prolongation shall be mutually agreed between the Parties in writing. This Agreement may subsequently be renewed for additional periods following the Extended Term if mutually agreed between the Parties in writing.
17.2    Termination Events. This Agreement may forthwith be terminated by either Party, at its sole discretion: (1) in its entirety; or (2) in respect of any specified part of the Territory only, by giving written notice of termination in the event that:
(1)    the other Party breaches any of its material obligations under this Agreement, and fails to cure such breach within [***] calendar days of receiving a written notice specifying such breach and requiring it to be cured; provided that such termination shall not be effective where such breach is capable of cure within such [***] calendar days period and where DISTRIBUTOR has commenced good faith and Reasonable Commercial Efforts to cure such breach within such [***] calendar days period and cures such breach within [***] calendar days after the receipt of notice of material breach;
(2)    the other Party is in breach of its material obligations under this Agreement which is not capable of being cured;
(3) the other Party enters into insolvency or bankruptcy or is unable to pay its debts as they fall due, or a trustee or receiver or the equivalent is appointed to the other Party, or proceedings are instituted against the other Party relating to dissolution, liquidation, winding up (other than on a reconstruction), bankruptcy, insolvency or the relief of creditors, if such proceedings are not terminated or discharged within [***] calendar days;

(4) with [***] months’ written notice in the event of a Change of Control of the other Party;
(5) immediately in case of withdrawal of the Marketing Authorization in the Territory;
(6) immediately in case other Party is in breach of any provision of ANNEX H of this Agreement; or
(7) as otherwise specifically provided for in this Agreement.
17.3    Termination by SUPPLIER.
17.3.1    This Agreement may forthwith immediately be terminated by SUPPLIER, at its sole discretion, by giving written notice of termination, in the event that:
(1) DISTRIBUTOR ceases to carry on business in the marketing of pharmaceutical products in the Territory; and
(2) DISTRIBUTOR fails to achieve the Minimum Annual Purchase quantities as provided for in Section 6.1 above.
18    EFFECTS OF TERMINATION OR EXPIRATION
18.1    Cessation of Rights. Upon expiration or termination of this Agreement (collectively “Termination”) for any reason whatsoever as provided herein, all rights and obligations of the Parties hereunder shall cease, except as provided in Section 18.2 of this Agreement; provided, however, that Termination of this Agreement shall not relieve the Parties hereto of any obligations accrued prior to said Termination.
18.2    Survival of Terms. Termination of this Agreement shall not release either Party from any liabilities or obligations set forth in this Agreement which (i) the Parties have expressly agreed shall survive any such Termination, or (ii) remain to be performed or by their nature would be intended to be applicable following any such Termination.
18.3    Return of Confidential Information. Upon Termination, each Party shall and shall cause its agents, employees, consultants or representatives and Sub-Contractors, if any, to promptly return to the other Party or, as requested by the other Party, destroy, or deliver to a third party designated by that other Party, all of the other Party's Confidential Information in written, recorded or other tangible form.
18.4    Trademarks. Upon Termination of this Agreement, DISTRIBUTOR shall itself, and shall procure that its Sub-Contractors, if any, cease promoting, marketing and advertising the Products and neither DISTRIBUTOR nor any Sub-Contractor, shall use or permit the use of any Product Intellectual Property Rights, Trademarks and trade names of SUPPLIER or similar trademarks, denominations, label designs or package presentations. If DISTRIBUTOR acquires any right, title or interest in or to or relating to the Product Intellectual Property Rights, Trademarks for any reason, effective immediately upon the expiration or termination of this Agreement, DISTRIBUTOR hereby assigns, at no cost, all such right, title and interest, together with any related goodwill or reputation, to

SUPPLIER. DISTRIBUTOR agrees to promptly execute all documents reasonably requested by SUPPLIER in connection with such assignment.
18.5    Orders upon Termination. DISTRIBUTOR shall be entitled to purchase under the terms and conditions of this Agreement, any Product ordered for which the orders were accepted by SUPPLIER prior to the effective date of Termination, even though shipment of the Product may be made subsequent to the date of Termination.
18.6    Repurchase of Inventory. Upon receipt of notice of Termination or expiry of this Agreement for any reason, DISTRIBUTOR shall as soon as possible and in any event within [***] Business Days of the date of Termination, prepare and submit to SUPPLIER an inventory of its remaining stock of Products. SUPPLIER shall have the option, exercisable at its sole discretion by written notice to DISTRIBUTOR within [***] calendar days after Termination, but subject to DISTRIBUTOR's non-cancelable contractual obligations existing as of the Termination, to repurchase all or part of DISTRIBUTOR's remaining inventory of Product. The price payable by SUPPLIER upon the exercise of the option shall be the net price paid by DISTRIBUTOR to SUPPLIER for the Product. Upon receipt of SUPPLIER's notice of exercise of its option pursuant to this Section 18.6, DISTRIBUTOR shall ship its inventory of Product on hand to such location as SUPPLIER may designate at SUPPLIER’S own cost. If SUPPLIER does not exercise its rights under this Section 18.6, DISTRIBUTOR shall have the right to sell its existing inventory for a period of [***] months following the date of Termination. Thereafter, DISTRIBUTOR shall no more be allowed to sell the Product, and stock still held by DISTRIBUTOR will have to be destroyed or otherwise disposed of. Following the repurchase of the stock by SUPPLIER, sale by DISTRIBUTOR or destruction of the Products by DISTRIBUTOR, accounts receivables between the Parties will be netted out and the balance shall be settled within the payment terms specified in ANNEX C.
18.7    No Compensation. No indemnity whatsoever shall be due by reason of expiration or ordinary termination of this Agreement by either Party to the other. Neither Party shall be entitled to compensation, reimbursement, or damage on account of the loss of prospective profits on anticipated sales or on account of marketing investments in connection with the business or goodwill of SUPPLIER or DISTRIBUTOR.
19    GENERAL PROVISIONS
19.1    Precedence. In the event of any conflict between the terms of this Agreement and any agreement, purchase order, terms and conditions, invoice terms, the Quality Agreement and the Pharmacovigilance Agreement the terms of this Agreement shall prevail, save that (i) with respect to terms relating to quality assurance, the terms of the Quality Agreement shall prevail over this Agreement, and (ii) with respect to terms relating to medical and safety related information and pharmacovigilance, the terms of the Pharmacovigilance Agreement shall prevail over this Agreement.

19.2    Independent Contractors. The relationship of SUPPLIER and DISTRIBUTOR established by this Agreement is of seller and buyer, or independent contractors, and nothing in this Agreement shall be construed:
(1) to give either Party the power to direct or control the daily activities of the other Party, or
(2) to constitute the Parties as principal and agent, partners, or otherwise as participants in a joint undertaking, or to provide a Party with the power or authority to make or give any representation or warranty or to incur any liability or obligation, or to waive any right, on the other Party’s behalf, except as may be specifically provided for herein. SUPPLIER shall have no obligation or authority, express or implied, to exercise any control whatsoever over the employees or the business affairs of DISTRIBUTOR.
19.3    Insurance. Both Parties shall obtain and at all times during the term of this Agreement maintain, and bear the cost of, adequate and appropriate insurance including comprehensive general liability insurance which is adequate to cover their respective activities under this Agreement and as required by Applicable Laws and which shall have a minimum limit of at least [***] per claim or series of claims. A certificate of insurance and any other documentation necessary to prove compliance with this provision will be provided to the other Party upon request. Each Party shall notify the other not less than [***] calendar days prior to the termination or reduction of such coverage.
19.4    Assignments. This Agreement is entered into by SUPPLIER in reliance upon the facilities, personnel and technical expertise of DISTRIBUTOR, and DISTRIBUTOR may only transfer or delegate the performance of the Agreement or any part thereof to a Sub-Contractor pursuant to the terms and conditions of Section 2.2. In all other cases, DISTRIBUTOR may not assign this Agreement or its respective rights, duties and obligations thereunder to any third party or parties without having previously secured the written consent of the SUPPLIER, and any assignment or transfer in violation of this Section shall, at the option of SUPPLIER, be null and void and shall have no force or effect. SUPPLIER may assign or transfer this Agreement, or any of its rights or obligations under this Agreement, in whole or in part, without DISTRIBUTOR’s consent (i) to an Affiliate, (ii) in connection with the transfer or sale of all or substantially all of the assets and/or business to which the Agreement pertains, or (iii) in connection with its merger or consolidation with another company.
19.5    Waivers. The waiver by either Party of a breach or default in any of the provisions of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or other provisions. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver.

19.6    Entire Agreement and Amendments. This Agreement (including the attachments hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties, whether written or oral, relating to the same subject matter. No modification, amendments or supplements to this Agreement shall be effective for any purpose unless in writing, signed by each Party.
19.7    Contract Formation. This document is not an offer unless signed by a Party and shall not constitute or reflect a legally binding contract unless signed by both Parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original, by electronic signatures by use of ValidSign or an equivalent system using advanced electronic signatures form and the Parties shall adopt any signatures received by email as original signatures of the Parties.
19.8    Annexes. The following documents are understood to be an integral part of this Agreement:
Description of Product                        ANNEX A
Description of Territory and Trademarks                ANNEX B
Price Schedule; Payment Terms; Forecasts and Orders        ANNEX C
Minimum Purchase and Sales Quantities                ANNEX D
[Intentionally left blank                        ANNEX E]
    Wholesale License                            ANNEX F
    [Intentionally left blank                        ANNEX G]
    Compliance with anti-corruption laws                 ANNEX H
    Sub-Contractors and Start Date(s)                    ANNEX I
    Contact Address List            ANNEX J
    Reporting Format                            ANNEX K
19.9    Language. All written correspondence between the Parties shall be in the English language.
19.10    Further Assurances. Each Party agrees to do such acts and execute such further documents as may be reasonably necessary or desirable to enable the performance of and to fulfill the provisions and intent of this Agreement.
19.11    Force Majeure. Neither Party shall be liable to the other Party for any delay or omission in the performance of any obligation under this Agreement, other than the obligation to pay monies, to the extent not affected by the Force Majeure event, where the delay or omission is due to any cause or condition beyond the reasonable control of the Party obliged to perform, including but not limited to acts of God, acts of government (in particular with respect to the refusal to issue necessary import or export licenses), inability of SUPPLIER to obtain sufficient raw materials, fire, flood, earthquake, war, riots, outbreaks, epidemics, pandemics (including any governmental mandated lockdown) or embargoes, but excluding the COVID-19 pandemic, strikes or other labor difficulties affecting SUPPLIER ("Force Majeure"). The Party affected (“Affected Party”) shall promptly notify the other Party of the condition constituting Force Majeure and shall exert Reasonable Commercial Efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed. Notice of the commencement and termination of such Force Majeure will be provided by the Affected Party to the other Party. Any obligations of the Affected Party will be extended for a period of time equal to the number of days of the delay, provided however, that in the event that such party is unable to overcome such Force Majeure Event within [***] months, the other Party may terminate this agreement on written notice.
19.12    Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and in English, effective upon receipt, and may be delivered personally, or may be sent by registered letter or e-mail, addressed as defined in ANNEX J.
In addition, the Parties shall notify each other of the names of the respective contacts in the important areas, including sales, shipping, marketing, pharmacovigilance, and regulatory. For the avoidance of doubt, all information and/or notices pursuant this Agreement, such as but not limited to, restricted and highly restricted (business and personal) information, shall be exchanged and/or sent by one Party to the other Party via secure channels, such as but not limited to encrypted e-mails.
19.13    Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other governmental authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.
19.14    No Third Party Rights. A Person that is not a party to this Agreement may not enforce any of the terms of this Agreement. Where any clause of this Agreement anyhow entitles any Person to enforce any term of the Agreement, the Parties reserves the right to vary that term or any other term of this Agreement without the consent of that Person.
19.15    Authorized Signatories. The persons signing below certify that they have all required authority to execute this Agreement on behalf of the entity they are acting for.
20    CHOICE OF LAW AND DISPUTE RESOLUTION
20.1    Choice of Law. Notwithstanding its place of performance or execution, this Agreement is governed by, and shall be construed in accordance with, the laws of Austria without regard to its conflict of laws rules. It is understood that the application of the United Nations Convention on Contracts for the International Sales of Goods (CISG, Vienna 1980) shall be excluded.

20.2    Disputes. The Parties shall endeavour to resolve amicably any and all disputes arising under or in connection with this Agreement, including but not limited to the interpretation of this Agreement, its validity and the performance hereunder.
In the event the Parties are unable to resolve any dispute, the Parties agree that any controversy or claim arising out of or relating to this Agreement, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce (“ICC”). The ICC tribunal will consist of a sole arbitrator. The seat of the arbitration will be Vienna, Austria. The language to be used in the arbitral proceedings will be English. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.

The Parties shall maintain the confidential nature of the arbitration proceeding and the award, including the privacy of the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

In any arbitration arising out of or related to this Agreement, the arbitrator(s) shall award to the prevailing Party, if any, the reasonable costs for legal representation incurred by the prevailing party in connection with the arbitration. If the arbitrator(s) determine a Party to be the prevailing party under the circumstances where the prevailing party won on some but not all of its claims and counterclaims, the arbitrator(s) may award the prevailing party an appropriate percentage of the reasonable costs for legal representation incurred by the prevailing party in connection with the arbitration.

__________________________________

(Signature page follows)

IN WITNESS WHEREOF, each Party has caused its duly authorized representative to execute and deliver this Agreement in reliance on the due authority of the representative of the other Party, to be effective as of the date written on the first page above.

VBI Vaccines B.V. Valneva Austria GmbH

Date: Date:

By: By:
Name: Name:
Title: Title:

Valneva Austria GmbH

Date:

By:
Name:
Title:

ANNEX A    Description of Product and Handling Requirements

PreHevbriTM [Hepatitis B vaccine (recombinant, adsorbed)]

[***]

Handling Requirements
Transport and storage at +2 to +8 degrees Celsius.

ANNEX B    Description of Territory and Trademark

Territory
Sweden, Norway, Denmark and Finland [***]

United Kingdom [***]

Belgium and the Netherlands [***]

Optional: Austria, France (incl. DOM-TOM) and Canada

Trademark
Registration No.

European Community Registration No. [***]

United Kingdom Registration No. [***]

ANNEX C    Price Schedule; Minimum Order Quantities; Payment Terms; Forecasts; Orders; Handling Requirements

Initial price schedule for PRODUCT

PreHevbriTM Hepatitis B vaccine (recombinant, adsorbed), Injectable suspension, for intramuscular use, will be supplied in one (1) package consisting of 10x1 (1,0ml) dose of Product.
Table 1:

Country	Product name	Price in %/dose	Minimum Order Quantity (per shipment)/doses
[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

The Floor Price have been established by [***].

It is agreed that the Floor Price is applicable for Products for sale and distribution [***]. Specific terms and conditions will be agreed upon between the Parties for Products intended to be sold and distributed under a Tender.

Reconciliation of Average Net Selling Price For Doses sold by DISTRIBUTOR
Within [***] Business Days following December 31, each year, DISTRIBUTOR shall provide SUPPLIER with sufficient evidence of the number of doses sold, inventory on stock as of December 31, the ASP charged to customers during the previous calendar year as well as a detailed stock report in order to enable the Parties to define and agree upon the ASP of Products for that year, together with a reconciliation between the EASP and the ASP and a calculation of the amount that a Party must pay to the other in settlement for such reconciliation.

If the balance of the reconciliation is negative, such amount will be paid by SUPPLIER to DISTRIBUTOR. If the balance is positive, such amount will be paid by DISTRIBUTOR to SUPPLIER. Payment will take place within [***] calendar days upon receipt of the invoice which will be issued upon agreement of the reconciliation and calculation by the Parties. [***] In case of termination or expiration of this Agreement, the balance for the last calendar year will be settled between the Parties by a credit note issued by the relevant Party. In the event of a dispute, the dispute resolution provisions in Section 19, shall apply.

Revaluation of stock
The true up mechanism needs to take into account all inventory on stock as of the end of the respective year. For the avoidance of doubt, inventory which was scrapped during the year will not be included in the true up mechanism.

For the purpose of this Agreement and as way of example, the reconciliation shall be calculated as follows:

[***]

Currency Conversion for Countries within the Territory not having EUR as Invoicing Currency
For the purpose of reconciliation in EUR the in-market Net Sales for countries not using EUR as invoicing currency shall be as follows:

[***]
If the reconciled calculated True-up Price is below the PreHevbriTM Floor Price due to the fluctuation in exchange rate the PreHevbriTM Floor Price shall not apply.

Rolling Purchase Forecasts
DISTRIBUTOR will submit to SUPPLIER a [***] months rolling monthly forecast to be submitted not later than the [***] Business Day of each calendar month covering the next [***] calendar months (“Forecast”). The first [***] calendar months of each Forecast shall constitute a binding commitment (the “Binding Portion”) for the DISTRIBUTOR to purchase forecasted quantities. If DISTRIBUTOR wishes to increase the quantities of Product to be delivered as compared with the Binding Portion of any Forecast, the Parties shall discuss in good faith the possibility for SUPPLIER to manufacture and supply such excess. However, SUPPLIER shall not have any obligation to manufacture and/or supply in excess of the Binding Portion of such Forecast.

In respect of the [***] through to and including the [***] calendar months of each Forecast DISTRIBUTOR may decrease or increase the quantities set forth during such period in the Forecast by [***] per cent [***] or less (i.e. the quantities for such months in the Forecast may be varied by [***] per cent [***] or less). If DISTRIBUTOR requests for valid business, and in good faith, to alter the Forecast for such months by more than [***] per cent [***], SUPPLIER will use its Reasonable Commercial Efforts to satisfy such request.

In respect of the [***] through to the [***] calendar months of each Forecast DISTRIBUTOR may decrease or increase the quantities set forth during such period by [***] per cent [***] (i.e. the quantities for such months in the Forecast may be varied by [***] per cent [***] or less). If DISTRIBUTOR requests for valid business reasons, and in good faith, to alter the Forecast for such months by more than [***] per cent [***], SUPPLIER will use its Reasonable Commercial Efforts to satisfy such request.

For the avoidance of doubt, a Forecast shall have no bearing on the Minimum Annual Purchase Quantities referred to in Section 6.1.
Firm Purchase Orders
Firm purchase orders shall be placed with a lead-time of [***] calendar months.

ANNEX D    Business Plan - Minimum Annual Purchase Quantities

Country	Minimum Annual Purchase Quantities/Doses
	2023 Quantity	2024 Quantity	2025 Quantity
Sweden Norway Finland Denmark	[***]	[***]	[***]
The United Kingdom	[***]	[***]	[***]
Belgium The Netherlands	[***]	[***]	[***]

In the event of significant changes in the market and such changes are likely to have an impact on or does actually affect the sales of the Products in the Territory, including but not limited to significant changes to trends in travel or competing products (including parallel imports) entering the relevant market in the Territory, the Parties agree to discuss in good faith commercially viable adjustments to the Minimum Annual Purchase Quantities for the relevant calendar year(s) reflecting such changes. In case of supply issues the Minimum Annual Purchase Quantities will be adapted by mutual agreement.

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6919212 v3

ANNEX E    QUALITY AGREEMENT

The Parties to this Distribution Agreement agree that the Quality Agreement between

VBI Vaccines B.V.

And

Valneva Austria GmbH, Valneva UK Ltd., Valneva Sweden AB and Valneva France SAS

shall be incorporated herein by reference hereto and shall apply to the present Distribution Agreement accordingly.

ANNEX F    Wholesale License(s)

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ANNEX G    Pharmacovigilance Agreement

The Parties to this Distribution Agreement agree that the Pharmacovigilance Agreement between

VBI Vaccines B.V.

And

Valneva Austria GmbH

Is incorporated herein by reference hereto and shall apply to the present Distribution Agreement accordingly.

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ANNEX H    Compliance with Anti-Corruption Laws

Notwithstanding anything to the contrary in the Agreement, SUPPLIER and DISTRIBUTOR hereby agree on the following provisions:

Section 1 - Compliance with Applicable Law
In exercising its rights and performing its obligations under this Agreement, DISTRIBUTOR will:
DISTRIBUTOR shall, and shall cause its employees, external workforce, agents, consultants, Sub-Contractors and Designated Wholesalers to, comply with any and all Anti-Corruption Laws in all respects.

Notwithstanding anything to the contrary in this Agreement, DISTRIBUTOR hereby agrees that DISTRIBUTOR shall not, and shall cause its employees, external workforce, agents, consultants, Sub-Contractors and Designated Wholesalers not to, take any actions (i) that are prohibited by Anti-Corruption Laws, and/or (ii) which would make SUPPLIER liable for a violation of Anti-Corruption Laws.

DISTRIBUTOR notably represents and warrants that:
(a)    it will not, directly or indirectly, make or authorize or promise an offer, payment or gift, of anything of value, to any government employee, any official (including but not limited to any governmental or regulatory official), any political party or official thereof, or any candidate for political office, or any other third party that may have any influence in relation to the activities contemplated under this Agreement, that would violate Anti-Corruption Laws,

(b)    it will not engage in any activity that would expose SUPPLIER or any of its Affiliates to a risk of penalties or of violations under laws or regulations of any relevant jurisdiction that prohibit improper payments, including but not limited to bribes, to officials of any government of any agency, instrumentality or political subdivision thereof, to political parties or political party officials or candidates for public office, or to any employee of any customer or supplier.
Section 2 - Procedures/Code of Business Conduct

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During the term of this Agreement, the DISTRIBUTOR shall have in place, maintain and follow a code of business conduct/reasonable procedures designed to prevent, detect and manage possible violations of Anti-Corruption Laws.
Section 3 - No Government Official Employees
DISTRIBUTOR shall inform SUPPLIER if any employee of DISTRIBUTOR performing any activities under this Agreement is a governmental official or government employee. DISTRIBUTOR shall, furthermore, advise SUPPLIER in writing in the event that DISTRIBUTOR becomes aware that any person engaged in the performance of the Agreement becomes a governmental employee, a political party official or a candidate for political office.

Section 4 - No Anti-Corruption Law Offences
DISTRIBUTOR represents and warrants that, as of the Effective Date:
(a)    it has not been convicted of, pleaded guilty to or charged with any offence involving fraud, corruption or bribery, or breach of any Anti-Corruption Laws in any jurisdiction or country,
(b)    it is not subject to or threatened by any actions, suits or proceedings for any alleged violation of any Ant-Corruption Laws.
Section 5 - Immediate Disclosure by Distributor
DISTRIBUTOR agrees to immediately inform SUPPLIER of the occurrence of any possible violation by DISTRIBUTOR and/or its Sub-Contractors of any Anti-Corruption Laws have taken place.

Section 6 - Right to Disclose
DISTRIBUTOR agrees that full disclosure of information relating to a possible violation by DISTRIBUTOR and/or its Sub-Contractors of Applicable Laws, including a violation of the Anti-Corruption Laws, may be made by SUPPLIER at any time and for any reason to any Governmental Authority or competent institution or court.

Section 7 - Training
DISTRIBUTOR hereby represents and warrants that (i) all persons employed by DISTRIBUTOR who perform work under this Agreement and interact with government officials or health care professionals in the normal course of their responsibilities, and (ii) any other Sub-Contractors or Designated Wholesalers it uses in the conduct of activities in connection with this Agreement, are appropriately trained on Anti-Corruption Laws as well as applicable rules on interactions with health care professionals on a regular basis and at least once per year. For this purpose, DISTRIBUTOR has requested SUPPLIER to provide DISTRIBUTOR with its online training available on https://www.valneva.com

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Section 8 - Certification & Audit Rights
DISTRIBUTOR shall certify on an annual basis that:
(a)    appropriate training and training materials on Anti-Corruption Laws, incuding including SUPPLIER’s online trainings available at https://www.valneva.com, as well as applicable rules on interactions with health care professionals, have been provided to all persons employed by DISTRIBUTOR who perform work under this Agreement and interact with government officials or health care professionals in the normal course of their responsibilities, and to any other Related Persons used by DISTRIBUTOR in the conduct of activities in connection with the Agreement; and
(b)    to the best of DISTRIBUTOR's knowledge, there have been no violations of Anti-Corruption Laws by DISTRIBUTOR or its Sub-Contractors and Designated Wholesalers in the performance of the Agreement; and
(c)    DISTRIBUTOR has maintained true and accurate records necessary to demonstrate compliance with the requirements of this ANNEX H.
DISTRIBUTOR shall maintain and provide SUPPLIER and its auditors and other representatives with access to records (financial and otherwise) and supporting documentation related to the subject matter of the Agreement as may be requested by SUPPLIER in order to document or verify compliance with the provisions of this ANNEX H.

Section 9 - Distributor’s Failure To Comply With Obligations Under This ANNEX H
In addition to the indemnification obligations set forth in Section 14.2, if DISTRIBUTOR fails to comply with any of the provisions of this ANNEX H, SUPPLIER shall have the right to terminate the Agreement in accordance with Section 17.3, without SUPPLIER incurring any financial liability or other liability of any nature resulting from any such termination.

Furthermore, if DISTRIBUTOR is found to have made any improper payment or otherwise violated the provisions of this ANNEX H, then, in addition to other rights and remedies available to SUPPLIER under this Agreement and Applicable Laws, SUPPLIER will have the right to recover from DISTRIBUTOR or withhold from payment due to DISTRIBUTOR under this Agreement or any other agreement between SUPPLIER and DISTRIBUTOR or its Affiliates:
(a)    the amount or value of the improper payment; and
(b)    any fines, expenses or attorneys’ fees incurred in connection with the improper payment or violation of this ANNEX H.

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ANNEX I    List of Affiliates, Sub-Contractors, Designated Wholesalers and Start Date(s)

As of the Effective Date, Affiliates and Sub-Contractors and Designated Wholesalers of DISTRIBUTOR are:

[***]

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ANNEX J    List of Contact Address and Means of Communication

[***]

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ANNEX K     Reporting Format (Section 10.2 of the Agreement)

Market Development Report

A. Update on Development and Marketing of Product in the respective Territory (incl. description on promotional activities performed)

B. Quantitative Product Information

- Brand
- Country
- Company Name & Address
- Batch
- Sales in doses/returns
- Turnover
- ASP in the reporting period and year-to-date
In the format requested by SUPPLIER. As way of example:

Market Development Report								Month/Year
							Units		Value
Brand	Name	Street	ZIP	City	Batch nr	Exp. date	Sales	Returns	Sales
PreHevbriTM	Customer 1	Street 1	11000	City1

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